CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
Exhibit 10.2

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT Dated as of October 2, 2024 Among WELLS FARGO BANK, N.A., as Buyer, ROCKET MORTGAGE, LLC, as Pledgor, and RCKT MORTGAGE SPE-B, LLC, as Seller

TABLE OF CONTENTS
Page
1.    APPLICABILITY    1
2.    DEFINITIONS AND ACCOUNTING MATTERS    1
3.    THE TRANSACTIONS    26
4.    PAYMENTS; COMPUTATION    31
5.    TAXES; TAX TREATMENT    32
6.    MARGIN MAINTENANCE    35
7.    INCOME PAYMENTS    36
8.    SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT    36
9.    CONDITIONS PRECEDENT    41
10.    RELEASE OF PURCHASED ASSETS    45
11.    RELIANCE    45
12.    REPRESENTATIONS AND WARRANTIES    45
13.    COVENANTS OF SELLER    49
14.    REPURCHASE DATE PAYMENTS    56
15.    REPURCHASE OF PURCHASED ASSETS    56
16.    SUBSTITUTION    56
17.    EVENTS OF DEFAULT    56
18.    REMEDIES    59
19.    DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE    62
20.    NOTICES AND OTHER COMMUNICATIONS    63
21.    USE OF EMPLOYEE PLAN ASSETS    64
22.    INDEMNIFICATION AND EXPENSES    64
23.    REIMBURSEMENT    65
24.    FURTHER ASSURANCES    65

i

25.    TERMINATION    66
26.    SEVERABILITY    66
27.    BINDING EFFECT; GOVERNING LAW    66
28.    AMENDMENTS    66
29.    SUCCESSORS AND ASSIGNS    66
30.    CAPTIONS    66
31.    COUNTERPARTS    66
32.    SUBMISSION TO JURISDICTION; WAIVERS    67
33.    SINGLE PURPOSE ENTITY    67
34.    ACKNOWLEDGEMENTS    68
35.    HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS AND RESIDUAL COLLATERAL    68
36.    ASSIGNMENTS    69
37.    SINGLE AGREEMENT    70
38.    INTENT    70
39.    CONFIDENTIALITY    71
40.    SERVICING    73
41.    PERIODIC DUE DILIGENCE REVIEW    75
42.    SET-OFF    75
43.    ELECTRONIC SIGNATURES.    76
44.    RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES    76
45.    ENTIRE AGREEMENT    77

ii

SCHEDULES
SCHEDULE 1        Representations and Warranties re: Underlying Loans
SCHEDULE 2        Representations and Warranties re: Participation Certificate
SCHEDULE 3        Representations and Warranties re: Participation Interests
SCHEDULE 4        Representations and Warranties re: Scratch and Dent Mortgage Loans
EXHIBITS
EXHIBIT A        Form of Quarterly Certification
EXHIBIT B        Form of Instruction Letter
EXHIBIT C        Buyer’s Wire Instructions
EXHIBIT D        Form of Security Release Certification
EXHIBIT E        Form of Power of Attorney

iii

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of October 2, 2024, among RCKT Mortgage SPE-B, LLC, a Delaware limited liability company (“Seller”), Rocket Mortgage, LLC, a Michigan limited liability company (“Pledgor”), and Wells Fargo Bank, N.A., a national banking association (“Buyer”).
1.    APPLICABILITY
Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, from time to time enter into transactions in which Seller sells to Buyer Purchased Assets backed by Underlying Loans owned by Pledgor against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such Purchased Assets by a date certain, against the transfer of funds by Seller. Pledgor owns the bare legal title to the Underlying Loans and issues Participation Interests in each such Underlying Loans to Seller. All of the Participation Interests issued to Seller shall be evidenced by the Participation Certificate. On the Closing Date, subject to the terms and conditions herein, Buyer shall purchase the Eligible Participation Certificate from Seller. After the Closing Date, as part of separate transactions, Seller may request and Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, fund, subject to the terms and conditions herein, a Purchase Price Increase for the Purchased Assets based upon the allocation of certain additional Eligible Loans by Pledgor to one or more Participation Interests to be owned by the Seller. From time to time, the Seller may request a release of some or all of the Purchased Assets or Underlying Loans from the Buyer in conjunction with an optional repurchase. The purchase by Buyer of the Purchased Assets on the Closing Date, and each such transaction resulting in an increase or decrease in the value of such Purchased Assets and funding of a Purchase Price Increase shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement. In addition, as additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to the Buyer entering into the Transactions hereunder, Pledgor shall pledge to Buyer a first priority security interest in and to the Purchased Items and the related Residual Collateral pursuant to the terms hereof.
2.    DEFINITIONS AND ACCOUNTING MATTERS
(a)    Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth below:
“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), or any successor rule or regulation, including all applicable official staff commentary.
“Accepted Servicing Practices” shall mean with respect to any Underlying Loan, those accepted mortgage servicing practices (including collection procedures) of the Seller with respect to the same type of Underlying Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with applicable Agency servicing practices and procedures for Agency mortgage backed securities pool mortgages, as defined in the Agency Guidelines including future updates.
“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of Guarantor’s financial statements less the sum of the following (without duplication): (i) the book value of all investments in non-consolidated subsidiaries, and (ii) any other assets of Guarantor and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.
“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agency” shall mean Fannie Mae, Ginnie Mae, Freddie Mac or RHS, as the context may require.
“Agency Approval” shall have the meaning provided in Section 13(x).
“Agency Audit” shall mean any Agency, HUD, FHA, VA or RHS audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency).
“Agency Eligible Loan” shall mean a Loan that is (i) originated in compliance with the applicable Agency Guidelines (other than for exceptions to the Agency Guidelines provided by the applicable Agency to Pledgor) and is eligible for sale to or securitization by (or guaranty of securitization by) an Agency or (ii) (a) an FHA Loan; (b) a VA Loan; (c) a RHS Loan, or (d) otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.
“Agency Guidelines” shall mean the Ginnie Mae Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations, the VA Regulations and/or the Rural Housing Service Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae, Freddie Mac, FHA, VA or RHS, as applicable.
“Agency-Required eNote Legend” shall have the meaning assigned to it in the Custodial Agreement.
“Agency Security” shall mean a mortgage-backed security issued or guaranteed by an Agency.
“Agreement” shall mean this Master Repurchase Agreement and Securities Contract (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time.
“Allocated Purchase Price” shall mean, with respect to an Underlying Loan subject to a Participation Interest (a) as of the Purchase Date therefore, an amount equal to the product of (i) the Applicable Percentage and (ii) the lesser of (A) the outstanding principal amount of such Underlying Loan and (B) the Market Value of such Underlying Loan, or (b) as of any other date, the amount calculated on the Purchase Date in the preceding clause (a) as reduced by (x) any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 6 and applied to the Allocated Purchase Price of such Underlying Loan, (y) any payments remitted in connection to such Underlying Loan and which were applied to the Allocated Purchase Price of such Underlying Loan by Buyer and (z) any payments made by Seller in reduction of the outstanding Allocated Purchase Price of such Underlying Loan.
“ALTA” shall mean the American Land Title Association.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Seller or Guarantor is located or doing business.
“Anti-Money Laundering Laws” shall mean applicable laws or regulations in any jurisdiction in which the Seller or the Guarantor is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
“Applicable Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Appraised Value” shall mean, with respect to any Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a Loan the proceeds of which are not used for the purchase of the Mortgaged Property, such value shall be based solely on the appraisal made in connection with the origination of such Loan.
“Approvals” shall mean, with respect to Pledgor, the approvals granted by the applicable Agency or HUD, as applicable, designating Pledgor as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, an FHA-approved mortgagee, a VA-approved lender, a RHS lender, a RHS servicer, a Fannie Mae-approved seller/servicer or a Freddie Mac-approved seller/servicer, as applicable, in good standing to the extent necessary for Pledgor to conduct its business in all material respects as it is then being conducted.
“Assignment and Acceptance” shall have the meaning provided in Section 38(a).
“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.
“ATR Checklist” shall have the meaning assigned to such term in paragraph (ggg) of Schedule 1.
“Authoritative Copy” shall mean with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.
“Bankruptcy Code” shall mean Title 11 of the United States Code, Section 101 et seq., as amended from time to time.
“Benchmark Replacement” shall mean the sum of: (i) the alternate benchmark rate (which may include Term SOFR) that has been selected by Buyer subject to Section 3(g), giving due consideration to (a) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Term SOFR for U.S. dollar-denominated syndicated or bilateral credit facilities and (ii) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of Term SOFR with an Unadjusted Benchmark Replacement for each applicable date of determination, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer, in the commercially reasonable discretion of Buyer, and as mutually agreed to or consented by Seller, which consent shall not be not be unreasonably withheld or delayed, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any proposed Benchmark Replacement, any technical, administrative or operational changes (including changes to timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Buyer decides may be appropriate, in the commercially reasonable discretion of Buyer, to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement, subject to Section 3(g)).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to Term SOFR:
(i)    in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator permanently or indefinitely ceases to provide Term SOFR; or
(ii)    in the case of clause (ii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to Term SOFR:
(i)    a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that such administrator has ceased or will cease to provide Term SOFR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR;
(ii)    a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, which states that the Term SOFR Administrator has ceased or will cease to provide Term SOFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR; or
(iii)    a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator announcing that Term SOFR is no longer representative.

“Benchmark Transition Start Date” shall mean (i) in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (ii) in the case of an Early Opt-in Election, the date determined by Buyer and Seller.
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR and solely to the extent that Term SOFR has not been replaced with a Benchmark Replacement, the period (i) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Term SOFR for all purposes hereunder in accordance with this Agreement and (ii) ending at the time that a Benchmark Replacement has replaced Term SOFR for all purposes hereunder pursuant to this Agreement.
“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the States of New York, North Carolina, California, Michigan or Delaware, the City of New York are required to be closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.
“Buyer Third-Party Recipients” shall have the meaning set forth in Section 39(b).
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the unencumbered marketable securities in Guarantor’s accounts (or the account of Guarantor’s Affiliates), or (i) the aggregate amount of unused capacity available (taking into account applicable haircuts) under committed and uncommitted mortgage loan and mortgage-backed securities warehouse and servicing and servicer advance facilities, or lines of credit collateralized by mortgage or mortgage servicing rights assets for which the seller or borrower thereunder has adequate eligible collateral pledged or to pledge thereunder, or under unsecured lines of credit available to Guarantor.
“CEMA Consolidated Note” shall mean the original executed consolidated promissory note or other evidence of the consolidated indebtedness of a mortgagor/borrower with respect to a CEMA Loan and a Consolidation, Extension and Modification Agreement.
“CEMA Loan” shall mean a Loan originated in connection with a refinancing subject to a Consolidation, Extension and Modification Agreement and with respect to which the related Mortgaged Property is located in the State of New York.
“Change of Control” shall mean, (a) with respect to Pledgor, (i) the acquisition by any other Person, or two or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Pledgor at any time if after giving effect to such acquisition or (ii) Rocket Companies, Inc. ceases to own, directly or indirectly, at least fifty percent (50%) of the voting power of Pledgor’s outstanding equity interests or (b) with respect to Seller, the Pledgor ceases to own, directly or indirectly, one hundred percent (100%) of the voting power of Seller’s outstanding equity interests.
“Clearing Account” shall mean an account identified as such on Schedule 2 of the Pricing Side Letter and established at Wells Fargo Bank, National Association, in the name of Seller and subject to a Deposit Account Control Agreement with Buyer.
“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to Buyer (which may be a title company or its agent, escrow company, attorney or other closing agent in accordance with local law and practice in the jurisdiction where the related Wet-Ink Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of Pledgor or Seller. Unless Buyer notifies Pledgor or Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by Pledgor or Seller shall be deemed satisfactory; provided, that each of Amrock, Inc. and its Subsidiaries shall be deemed satisfactory to Buyer while it is an Affiliate of Pledgor or Seller and eligible to act as a closing agent under applicable Agency Guidelines, and provided further that Buyer shall not be required to remit any funds to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to Pledgor or Seller that such Closing Agent is unsatisfactory, and provided, further, that the Market Value shall be deemed to be zero with respect to each Loan, for so long as such Loan is a Wet-Ink Loan, as to which the proceeds of such Loan were wired to a Closing Agent with respect to which Buyer has notified Seller at least five (5) Business Days before funds are transferred to the account of such Closing Agent that such Closing Agent is not satisfactory.
“Closing Date” shall mean October 2, 2024.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collection Account” shall mean an account identified as such on Schedule 2 of the Pricing Side Letter and established at Wells Fargo Bank, National Association, in the name of Seller and subject to a Deposit Account Control Agreement with Buyer.
“Combined LTV” shall mean the ratio of (i) the sum of (a) the outstanding principal balance of a Second Lien Loan on the origination date and (b) the outstanding principal balance of any other Loan with respect to the same Mortgaged Property on the origination date to (ii) the Appraised Value of the related Mortgaged Property.

“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Confidential Information” shall have the meaning assigned thereto in Section 39(a) hereof.
“Confirmation” shall have the meaning assigned thereto in Section 3(c) hereof.
“Consolidation, Extension and Modification Agreement” shall mean the original executed consolidation, extension and modification agreement executed by a mortgagor/borrower in connection with a CEMA Loan.
“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
“Control” shall mean with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” shall mean with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.
“Controller” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.
“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Cooperative Loan” shall mean a Loan that is secured by a First Lien (or with respect to a Second Lien Loan, a Second Lien) perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
“Cooperative Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.
“Cooperative Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Loan.
“Cooperative Project” shall mean all real property owned by a Cooperative Corporation including the land, separate dwelling units and all common elements.
“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
“Cooperative Unit” shall mean a specific unit in a Cooperative Project.
“Costs” shall have the meaning provided in Section 22(a) hereof.

“Custodial Agreement” shall mean the Custodial Agreement, on or about the date hereof, among Seller, Pledgor, Buyer, and Custodian as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Custodial Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.
“Custodian” shall mean Deutsche Bank National Trust Company, or its successors and permitted assigns, or such other custodian as may be mutually agreed to by Buyer and Seller.
“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.
“Delegatee” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
“Deposit Account Control Agreement” shall mean a blocked account agreement providing the Buyer with control at all times over the Clearing Account and/or the Collection Account, as the case may be.
“Documentation Capsule” shall have the meaning assigned to such term in paragraph (ggg) of Schedule 1.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.
“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 41 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer from time to time.
“eCommerce Laws” shall mean E-SIGN, UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Early Opt-in Election” shall mean the mutual agreement between Buyer and Seller to initiate a Benchmark Replacement.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.
“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” shall mean with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.
“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Pledgor, MERSCORP Holdings, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.
“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
“Eligible Loan” shall have the meaning provided in the Pricing Side Letter.
“Eligible Participation Certificate” shall mean a Participation Certificate that satisfies the applicable representations and warranties set forth on Schedule 2 with respect thereto at all times.
“Eligible Participation Interest” shall mean a Participation Interest that satisfies the applicable representations and warranties set forth on Schedule 3 with respect thereto at all times.
“eMortgage Loan” shall mean a Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” shall mean with respect to any eMortgage Loan, the electronically created and stored Note that is a Transferable Record.
“eNote Delivery Requirement” shall have the meaning provided in Section 3(b) hereof.
“eNote Replacement Failure” shall have the meaning assigned to it in the Custodial Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and administrative rulings issued thereunder.
“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b) or (c) of the Code (or Section 414) (m) or (o) of the Code for purposes of Section 412 of the Code) of which Seller is a member.
“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.
“E-SIGN” shall mean the Electronic Signatures in Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.
“eVault” shall have the meaning assigned to it in the Custodial Agreement.
“Event of Default” shall have the meaning provided in Section 17 hereof.
“Exception” shall have the meaning assigned thereto in the Custodial Agreement.
“Exception Report” shall mean the report of Exceptions included as part of the Custodial Loan Transmission.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or such other recipient being organized under the laws of, or having its principal office or, in the case of Buyer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) Buyer acquires such interest in the Obligations (other than pursuant to an assignment request by the Seller under Section 5(i)) or (ii) Buyer changes its lending office, except in each case to the extent that, pursuant to Section 5, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer or such other recipient’s failure to comply with Section 5(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Fannie Mae” shall mean Fannie Mae, or any successor thereto.
“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as the same may hereafter from time to time be amended.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FDIA” shall have the meaning provided in Section 40(c) hereof.
“FDICIA” shall have the meaning provided in Section 40(d) hereof.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Act” shall mean the Federal Housing Administration Act.
“FHA Loan” shall mean a Loan that is eligible to be the subject of an FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 222, and 235 of the FHA Act and provided by the FHA.
“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA to insure a Loan.
“FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.
“Foreign Buyer” shall have the meaning set forth in Section 5(d) hereof.
“Freddie Mac” shall mean Freddie Mac, or any successor thereto.
“Freddie Mac Guide” shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as the same may hereafter from time to time be amended.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.
“Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
“Ginnie Mae Guide” shall mean the Ginnie Mae MBS Guide, as applicable, as the same may hereafter from time to time be amended.
“Government Loans” shall mean an Agency Eligible Loan that is an FHA Loan, VA Loan, USDA Loan or RHS Loan.
“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be the amount of the corresponding liability shown on such Person’s consolidated balance sheet calculated in accordance with GAAP as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean the Pledgor.
“Guaranty” shall mean that certain limited guaranty made by Guarantor in favor of Buyer, dated as of the date hereof, as may be amended or supplemented from time to time.
“H.15 (519)” shall mean the weekly statistical release designated as such at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor publication, published by the Board of Governors of the Federal Reserve System.
“Haircut Amount” shall have the meaning set forth in Section 9(d).
“Hash Value” shall mean with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with the MERS eRegistry.

“Hedging Arrangement” shall mean any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Pledgor has protected itself from the consequences of a loss in the value of a Loan or its portfolio of Loans because of changes in interest rates or in the market value of mortgage loan assets.
“High Cost Loan” shall mean a Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees); or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).
“HUD” shall mean the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.
“Income” shall mean, with respect to any Purchased Asset all of the following related to such Purchased Asset and the related Underlying Loans: any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Asset and the related Underlying Loans or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the Initial Purchase Date or date of any Purchase Price Increase with respect to such Purchased Asset and the related Underlying Loans.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument; provided that, for purposes of this definition, the following shall not be included as “Indebtedness”: loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, liabilities associated with Guarantor’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Arrangements, obligations related to treasury management, brokerage or trading-related arrangements.
“Indemnified Party” shall have the meaning provided in Section 22(a) hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Program Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Purchase Date” shall have the meaning provided in the definition of “Purchase Date”.
“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit B attached hereto.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of April 4, 2012, by and among Buyer, Pledgor, One Reverse Mortgage, LLC, and the other Creditors (as defined therein), as amended, restated, modified or supplemented and, as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time, and, as the context requires, the Joint Account Control Agreement and the Joint Securities Account Control Agreement.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“IRS” shall have the meaning set forth in Section 5(d) hereof.
“Joint Account Control Agreement” shall mean the Joint Account Control Agreement, dated as of April 4, 2012, among Buyer, Pledgor, One Reverse Mortgage, LLC, the other Creditors (as defined therein) and Deutsche Bank National Trust Company, as paying agent, as amended, restated, modified, or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time.
“Joint Securities Account Control Agreement” shall mean the Joint Securities Account Control Agreement, dated as of April 4, 2012, among Buyer, Pledgor, One Reverse Mortgage, LLC, the other Creditors (as defined therein) and Deutsche Bank National Trust Company, as securities intermediary, as amended, restated, modified or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time.
“Jumbo Loan” shall mean a Loan satisfying the Underwriting Guidelines that (x) has an original principal balance which exceeds Agency Guidelines for maximum general conventional loan amount and (y) is a Qualified Mortgage.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Loan” shall mean a First Lien or Second Lien one-to-four family residential mortgage loan (including an eMortgage Loan) together with the Servicing Rights thereon, which the Custodian is holding the related Mortgage File for Buyer pursuant to the Custodial Agreement.
“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan, including any Cooperative Loan Documents.
“Loan Schedule” shall mean a list in electronic format setting forth as to each Eligible Loan the fields mutually agreed to by Buyer and Seller, any other information reasonably required by Buyer and any other additional applicable information to be provided in the Loan Schedule pursuant to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the Appraised Value of the related Mortgaged Property at origination of such Loan.
“Location” shall mean with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Manufactured Home” shall have the meaning assigned to such term in the Pricing Side Letter.
“Margin Call” shall have the meaning assigned thereto in Section 6(b) hereof.
“Margin Deficit” shall have the meaning assigned thereto in Section 6(b) hereof.
“Margin Threshold” shall have the meaning assigned to such term in the Pricing Side Letter.
“Market Value” shall mean, with respect to any Underlying Loan as of any date of determination, the whole loan servicing released fair market value of such Underlying Loan on such date as determined in good faith by Buyer based on the pricing that Buyer (or an Affiliate thereof) uses for comparable mortgage loans and comparable mortgage loan sellers, taking into account such factors as Buyer deems appropriate, including, without limitation, available objective indications of value, to the extent deemed by Buyer to be reliable and applicable to the related Underlying Loan and Seller. Buyer’s good faith determination of Market Value will be conclusive and binding on the parties absent manifest error.
“Master Servicer” shall mean, with respect to an eNote, the party that is designated in the MERS eRegistry as the “Master Servicer”, and that in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller.
“Master Servicer Field” shall have the meaning assigned to it in the Custodial Agreement.
“Material Adverse Effect” shall mean a material adverse change in Pledgor’s consolidated financial condition or business operations or Property, or other event which adversely affects the Pledgor’s or Seller’s ability to perform, in all material respects, its respective obligations, representations, warranties and covenants under the Program Documents to which it is a party, taken as a whole.
“Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.
“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.
“Maximum Leverage Ratio” shall have the meaning assigned thereto in the Pricing Side Letter.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee, Master Servicer, Subservicer (if any) and Location of the Authoritative Copy of registered eNotes.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note.
“MERS Org ID” shall mean a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members, which assigned numbers for each of Buyer, Pledgor and Custodian have been provided to the parties hereto.
“Minimum Adjusted Tangible Net Worth” shall have the meaning assigned to such term in the Pricing Side Letter.
“Minimum Liquidity Amount” shall have the meaning assigned to such term in the Pricing Side Letter.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.
“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien or Second Lien, as applicable on the fee simple or leasehold estate in such real property, which secures the Note.
“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.
“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.
“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing repayment of the debt evidenced by a Note or, in the case of any Cooperative Loan, the Cooperative Shares and the Proprietary Lease.
“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.
“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Net Income” shall mean, for any period, the net income of the applicable Person for such period as determined in accordance with GAAP.
“Non-Qualified Mortgage Loan” shall mean a Mortgage Loan (other than an Agency Eligible Loan or a Jumbo Loan) that satisfies the Ability to Repay Rule.
“Note” shall mean, with respect to any Loan, the related promissory note, including an eNote, together with all riders thereto and amendments thereof or other evidence of such indebtedness of the related Mortgagor. For the avoidance of doubt, with respect to any Loan which is a CEMA Loan, the “Note” with respect to such Loan shall be the CEMA Consolidated Note.
“Obligations” shall mean (a) Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, its Affiliates, or the Custodian arising under, or in connection with, the Program Documents, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any

Purchased Items or its interest therein; (c) in the event of any proceeding for the collection or enforcement of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Items, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) Seller’s indemnity and reasonable out-of-pocket expenses and fees (including reasonable attorneys’ fees) reimbursement obligations to Buyer pursuant to the Program Documents.
“OFAC” shall have the meaning provided in Section 12(aa) hereof.
“Other Connection Taxes” shall mean, with respect to Buyer or any other recipient, Taxes imposed as a result of a present or former connection between Buyer or such other recipient and the jurisdiction imposing such Tax (other than connections arising from Buyer or such other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Transaction).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, assignment, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5(i)).
“Participation Agreement” shall mean that certain Master Participation Agreement, dated as of the Closing Date, between Seller, as initial participant, and Pledgor, as company, as amended, restated, supplemented or otherwise modified from time to time.
“Participation Certificate” shall mean the participation certificate that evidences 100% of the Participation Interests issued pursuant to the Participation Agreement.
“Participation Interests” shall mean, with respect to an Underlying Loan, all of the economic, beneficial and equitable ownership interests (together with the related Servicing Rights) therein that are issued by Pledgor to Seller pursuant to the Participation Agreement, which Participation Interests shall be evidenced by the Participation Certificate.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.
“Permitted Non-Qualified Mortgage Loan” shall have the meaning assigned to such term in the Pricing Side Letter.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.

“Pledgor” shall mean Rocket Mortgage, LLC, a Michigan limited liability company.
“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to [***] per annum, plus the Pricing Rate otherwise applicable to such Loan.
“Price Differential” shall mean, with respect to each Underlying Loan as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Underlying Loan to the Allocated Purchase Price for such Underlying Loan on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Underlying Loan).
“Price Differential Payment Amount” shall have the meaning provided in Section 4(d) hereof.
“Price Differential Payment Date” shall mean (i) the fifth (5th) calendar day of the month, or the next succeeding Business Day if such day shall not be a Business Day and (ii) the Termination Date.
“Pricing Floor” shall have the meaning assigned to such term in the Pricing Side Letter.
“Pricing Rate” shall, as of any date of determination, be equal to the sum of (a) the greater of (i) Term SOFR or, to the extent implemented in accordance with this Agreement, the Benchmark Replacement and (ii) the Pricing Floor plus (b) the Applicable Margin. The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date. Buyer will reset the Pricing Rate on the first Business Day of each week; provided however, solely for the purposes of this definition, Business Day shall mean any day other than (A) a Saturday or Sunday and (B) a public or federal bank holiday during which financial institutions are authorized or required to close).
“Pricing Side Letter” shall mean the most recently executed pricing side letter, among Seller, Pledgor, and Buyer referencing this Agreement and setting forth the pricing terms and certain additional terms with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth.
“Program Documents” shall mean this Agreement, the Custodial Agreement, any Servicing Agreement, the Pricing Side Letter, any Instruction Letter, the Intercreditor Agreement, the Joint Securities Account Control Agreement, the Joint Account Control Agreement, the Electronic Tracking Agreement, the Participation Agreement, the Deposit Account Control Agreement, the Guaranty, and any other agreement entered into by one or more Seller Parties, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or Seller in such Cooperative Unit.
“Purchase Date” shall mean, with respect to each Transaction, either (i) the date on which the Participation Certificate and initial Participation Interests (including the Underlying Loans represented thereby) are sold by Seller to Buyer hereunder (the “Initial Purchase Date”), or (ii) the date on which there is a Purchase Price Increase with respect to the Participation Certificate in connection with the issuance of additional Participation Interests therein by a Pledgor to Seller related to one or more Underlying Loans.
“Purchase Price” shall mean, with respect to the Participation Certificate (a) as of the Initial Purchase Date, the price at which the Participation Certificate was transferred by Seller to Buyer in a Transaction (which shall not exceed the sum of the Allocated Purchase Prices of the Underlying Loans subject to Participation Interests issued to Seller and subject to Transactions hereunder on the Initial Purchase Date) and (b) as of any other date, the amount calculated on the Initial Purchase Date in the preceding clause (a) as (1) increased by the amount of any Purchase Price Increase related to the conveyance to Pledgor of additional Underlying Loans and issuance to Seller of Participation Interests therein and (2) reduced on a dollar for dollar basis by any reduction in the Allocated Purchase Price of an Underlying Loan.
“Purchase Price Decrease” shall mean a decrease in the Purchase Price by an amount equal to the related Purchase Price of any Underlying Loan that is required to be reduced in accordance with this Agreement.
“Purchase Price Decrease Date” shall mean, with respect to any Underlying Loan, Participation Certificate or Participation Interest, as the case may be, the earliest to occur of (i) any date on which such Underlying Loan, Participation Certificate or Participation Interest is no longer an Eligible Loan, Eligible Participation Certificate or Eligible Participation Interest, respectively, under this Agreement, (ii) any date on which the Market Value of such Underlying Loan is reduced to zero, (iii) any date specified by a Takeout Investor as the date on which such Takeout Investor shall purchase such Underlying Loan, or (iv) any other date communicated by Buyer to Seller in connection with a required Purchase Price Decrease under the terms of this Agreement and agreed to in writing between Buyer and Seller prior to the related Purchase Date with respect to such Underlying Loan.
“Purchase Price Increase” shall mean an increase in the Purchase Price for the Purchased Assets after the Initial Purchase Date equal to the amount of the related Allocated Purchase Price of each Underlying Loan conveyed to Pledgor and issuance to Seller of Participation Interests therein.
“Purchased Assets” shall mean the collective reference to any of the following assets sold by Seller to Buyer in a Transaction on a servicing-released basis: the Eligible Participation Certificate and the related Eligible Participation Interests representing the beneficial interest in the Underlying Loans. The term “Purchased Assets” with respect to any Transaction at any time shall also include Substitute Assets delivered pursuant to Section 16 hereof.
“Purchased Items” shall have the meaning assigned thereto in Section 8(a) hereof.
“QM Rule” shall mean 12 CFR 1026.43(d) or (e), or any successor rule or regulation, including all applicable official staff commentary.
“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each applicable state in which Mortgaged Property it insures is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac, if required, and which is approved by Buyer.
“Qualified Mortgage” shall mean a Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
“Qualified Originator” shall mean an originator of Loans which is acceptable under the Agency Guidelines.
“Rate Change Notice” shall have the meaning assigned thereto in Section 3(g).
“Required Insurance Policy” shall mean any fidelity insurance policy, errors and omissions insurance policy, professional liability insurance policy or any other insurance policy that may be required by Buyer, in each case, as set forth in the Pricing Side Letter.
“Required Insurance Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Reacquired Assets” shall have the meaning assigned thereto in Section 16.
“Recognition Agreement” shall mean, with respect to a Cooperative Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Pledgor, Seller or any other person or entity with respect to an Underlying Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is an Underlying Loan, including, without limitation, the complete payment and modification history of each Loan that is an Underlying Loan.
“Register” shall have the meaning provided in Section 38(f) hereof.
“Related Security” shall have the meaning assigned thereto in Section 8(a) hereof.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Representatives” shall have the meaning set forth in Section 39(a).
“Repurchase Date” shall mean the date on which Seller is to repurchase any Purchased Assets (in whole or in part), including in connection with an Underlying Loan that is to be released from a Participation Interest which shall be the earliest of (i) the Termination Date, (ii) the date set forth in the applicable Confirmation, or (iii) any date determined by application of the provisions of Section 3(i), Section 3(j), Section 15 or Section 19.
“Repurchase Price” shall mean the sum of (i) the price at which Purchased Assets are to be transferred from Buyer to Seller (or an Underlying Loan is to be released from a Participation Interest) upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as (x) in the case of an Underlying Loan, the Allocated Purchase Price therefor as of the related Repurchase Date and (y) in the case of the Purchased Assets, the Purchase Price therefor as of the related Repurchase Date) and (ii) the outstanding Price Differential as of such date of determination.
“Required Delivery Item” shall have the meaning assigned thereto in Section 3(a) hereof.
“Required Delivery Time” shall have the meaning assigned thereto in Section 3(a) hereof.
“Required Purchase Time” shall have the meaning assigned thereto in Section 3(e) hereof.
“Required Recipient” shall have the meaning assigned thereto in Section 3(a) hereof.
“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Residual Collateral” shall mean, all now existing and hereafter arising right, title and interest of Pledgor in, under and to the following: (i) the Underlying Loans, (ii) any additional Underlying Loans transferred to Buyer pursuant to this Agreement, (iii) the Records, (iv) all related Servicing Rights, (v) the Program Documents (to the extent such Program Documents and Pledgor’s rights thereunder relate to the Underlying Loans), (vi) any interest in Property relating to the Underlying Loans, (vii) all insurance policies and insurance proceeds relating to any Underlying Loan or the related Mortgaged Property to the extent assignable, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, FHA Mortgage Insurance Contracts (if any), VA Loan Guaranty Agreements (if any) and USDA Loan Guarantees (if any), (viii) Income, solely to the extent of Pledgor’s right therein, (ix) if any, all amounts in the any account to which such amounts are deposited relating to the Underlying Loans, (x) to the extent assignable, accounts (including any interest of Pledgor in escrow accounts), any purchase agreements or other agreements, contracts or Takeout Commitments to the extent specifically related to the Underlying Loans subject to a Transaction (including the rights to receive the related takeout price and, to the extent assignable, the portion of the Security related to the Underlying Loans subject to a Transaction as evidenced by such Takeout Commitments) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Underlying Loans (including, without limitation, any other accounts) or any interest in the Underlying Loans, (xi) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, all to the extent specifically relating to or constituting any or all of the foregoing, and (xii) any and all proceeds (including the related securitization proceeds), replacements, substitutions and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created.
“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such matter.
“Review Appraisal” shall mean a review whereby a licensed appraiser reviews available information with respect to the related Mortgaged Property including, without limitation, exterior only pictures and multiple listing service data to assign a value with respect to such Mortgaged Property.

“RHS Loan” shall mean a Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Loan is subject to a Rural Housing Service Guaranty commitment and eligible for delivery to an Agency for sale or inclusion in a mortgage backed securities loan pool.
“Rural Housing Service” or “RHS” shall mean the Rural Housing Service of the U.S. Department of Agriculture or any successor.
“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.
“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.
“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.
“Sanction” or “Sanctions” shall mean individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authorities with jurisdiction over the Seller or Guarantor.
“Sanctioned Target” shall mean any individual, entity, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).
“Scratch and Dent Mortgage Loan” shall have the meaning assigned to such term in the Pricing Side Letter.
“SEC” shall have the meaning set forth in Section 39(c).
“Second Lien” shall mean with respect to a Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second priority lien on such Mortgaged Property.
“Second Lien Loan” shall mean a Loan that is secured by a Second Lien.
“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Loan to the related Mortgagor within thirty (30) days after the date on which such Loan is sold or assigned to such creditor.

“Security” shall mean a fully-modified pass-through mortgage-backed security, including a participation certificate, that is (i) (a) guaranteed by Ginnie Mae or (b) issued by Fannie Mae or Freddie Mac and (ii) backed or collateralized by, or representing an interest in, a pool of Loans.
“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.
“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit D attached hereto.
“Seller Party” shall mean, each of the Seller and the Pledgor.
“Seller Termination” shall have the meaning assigned thereto in Section 3(j) hereof.
“Servicer” shall mean Pledgor in its capacity as servicer or master servicer of such Loans or such other servicer as mutually acceptable to Buyer and Seller.
“Servicing Agent” shall mean with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.
“Servicing Agreement” shall have the meaning provided in Section 40(c) hereof.
“Servicing File” shall mean with respect to each Underlying Loan, the file retained by Pledgor (in its capacity as Servicer) consisting of all documents that a prudent servicer would have, including copies of all documents necessary to service the Underlying Loans.
“Servicing Records” shall have the meaning assigned thereto in Section 40(b) hereof.
“Servicing Rights” shall mean contractual, possessory or other rights of Pledgor, Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service an Underlying Loan or to possess related Servicing Records.
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Special Confidential Information” shall have the meaning set forth in Section 39(b).
“Subservicer” shall have the meaning provided in Section 40(c) hereof.
“Subservicer Field” shall have the meaning assigned to it in the Custodial Agreement.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Substitute Assets” shall have the meaning assigned thereto in Section 16.

“Takeout Commitment” shall mean, with respect to any Underlying Loan, (i) a commitment issued by a Takeout Investor in favor of a Seller Party pursuant to which such Takeout Investor agrees to purchase such Underlying Loan or a Security at a specific price on a forward delivery basis, (ii) an assignable commitment (where available) issued by an Agency in favor of a Seller Party pursuant to which such Agency, as applicable, agrees to (a) purchase such Underlying Loan at a specific or formula price on a forward delivery basis or (b) swap, exchange or sell one or more identified Underlying Loans with an Agency for a Security, and (iii) an assignable commitment (where available) issued by a Takeout Investor in favor of a Seller Party pursuant to which the Takeout Investor, as applicable, agrees to purchase a Security from a Seller Party.
“Takeout Investor” shall mean a third party which has agreed to purchase Underlying Loans or Securities pursuant to a Takeout Commitment.
“Tax” or “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to any Transaction for any day, the Term SOFR Reference Rate for a one month tenor, as such rate is published by the Term SOFR Administrator for such day; provided, however, that if as of 5:00 p.m. (New York City time) the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator. Term SOFR for a Transaction shall be reset on each day on which the Pricing Rate is reset in accordance with such definition.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer as mutually agreed upon or consented to by Seller).
“Term SOFR Reference Rate” shall mean the forward-looking rate based on SOFR.
“Termination Date” shall mean the earliest of (i) the Maturity Date, (ii) a Seller Termination, (iii) at the option of Buyer, the date determined by application of Section 18, or (iv) such date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
“Transaction” shall have the meaning assigned thereto in Section 1.
“Transaction Notice” shall mean an electronic request by Seller to enter into a Transaction hereunder, which may be delivered electronically in the form of a Loan Schedule or such other form acceptable to Buyer, in all cases submitted through Buyer’s on-line warehouse loan system (or, if requested by Buyer, via email).
“Transfer” shall have the meaning provided in Section 13(l) hereof.
“Transfer of Control” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer Field or Subservicer Field, as applicable, of such eNote.
“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“Trust Receipt” shall have the meaning provided in the Custodial Agreement.
“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unauthorized Servicing Modification” shall mean with respect to an eNote, an unauthorized Transfer of Location, an unauthorized Transfer of Servicing or any unauthorized change in any other information, status or data initiated by the Master Servicer, the Subservicer (if any) or a vendor of the Master Servicer or the Subservicer (if any) with respect to such eNote on the MERS eRegistry.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Underlying Loan” shall mean a Loan, (i) the bare legal title of which is held by Pledgor and 100% of the economic, beneficial and equitable ownership interests in which are evidenced by the Participation Interests issued to the Seller and represented by the Participation Certificate, (ii) which is subject to a Transaction hereunder together with the related Records and the related Servicing Rights, and such other property, rights, titles or interest as are specified on a Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing, (iii) listed on the related Loan Schedule attached to the related Transaction Notice, and (iv) which the Custodian is holding for the Buyer pursuant to the Custodial Agreement, in each case, until such time as such Loan is no longer subject to a Transaction hereunder and released by Buyer in accordance with the provisions hereof.
“Underwriting Guidelines” shall mean any underwriting guidelines (in addition to the Agency Guidelines) of Pledgor applicable to the Underlying Loans, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning assigned thereto in Section 5(d) hereof.
“USDA” means the United States Department of Agriculture.
“USDA Loan” means a mortgage loan which is guaranteed by the USDA evidenced by a loan guaranty certificate.
“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan” shall mean a Loan that is eligible to be the subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement.
“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Serviceman’s Readjustment Act, as amended.
“Vendor” shall mean, with respect to an eNote, a party recognized by MERS as a “vendor” authorized to perform certain MERS eRegistry transactions on behalf of a MERS eRegistry participant.
“Wet Aged Report” shall have the meaning assigned thereto in Section 3(f)(iii) hereof.
“Wet-Ink Collateral Document Receipt Date” shall have the meaning set forth in the Pricing Side Letter.
“Wet-Ink Loan” shall mean a Loan that is closed in part, either directly or indirectly, with the Purchase Price paid by Buyer for such Loan and (a) for which Custodian has not yet received a complete Mortgage File, or (b) such Loan is an eMortgage Loan. A Loan shall cease to be a Wet-Ink Loan on the date on which Buyer has received a Loan Schedule and Exception Report from Custodian with respect to such Loan confirming that Custodian has physical possession (or Control with respect to eMortgage Loans) of the related Mortgage File (as defined in the Custodial Agreement) and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Loan.
“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Loan is an Underlying Loan. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Loan ceases to be a Wet-Ink Loan (in accordance with the definition thereof).
(a)    Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.
(b)    Interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning, including when defined in the singular and used in the plural or vice versa. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission, electronic mail and any means of reproducing words in a tangible and visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. Reference to a day of the month shall mean calendar day unless Business Day is explicitly specified. Reference to a time of day shall mean United States Eastern Time unless otherwise specified.
This Agreement is the result of negotiations between, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.
3.    THE TRANSACTIONS
(a)    Transaction Requests. Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount, and may in its sole discretion, with respect to the Uncommitted Amount, from time to time, enter into Transactions for all right, title and interest in and to certain Purchased Assets backed by Underlying Loans acquired by Buyer and subject to outstanding Transactions at any one time not to exceed the Maximum Aggregate Purchase Price. Notwithstanding anything contained herein to the contrary, Buyer shall have the obligation to enter into Transactions with an aggregate Purchase Price of up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. Unless otherwise agreed to between Buyer and Seller in writing, all purchases of Purchased Assets subject to outstanding Transactions at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Buyer shall not have the right, however, to terminate any Transactions with respect to the Uncommitted Amount after the Purchase Date until the related Repurchase Date. Unless otherwise agreed, with respect to any Loan other than a Wet-Ink Loan, Seller shall request that Buyer enter into a Transaction with respect to any Purchased Asset or proposed Purchase Price Increase in respect of the issuance of additional Participation Interests to Seller in respect of additional Underlying Loans proposed to be originated or purchased by Pledgor by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Loans	(i) a Transaction Notice, appropriately completed, and (ii) a Loan Schedule	No later than 11:00 a.m. (Eastern Time) on the Business Day of the requested Purchase Date	Buyer	No later than 5:00 p.m. (Eastern Time) on the requested Purchase Date
	(i) a Loan Schedule and (ii) the Mortgage File for each Loan proposed to be included in such Transaction	No later than 2:00 p.m. (Eastern Time) on the Business Day of the requested Purchase Date	Custodian

(b)    Additional eNote Requirements. In addition to the foregoing, with respect to each eNote, Seller or Pledgor shall cause (on or prior to 2:00 p.m. Eastern Time on the requested Purchase Date), (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to Custodian, (iv) the Delegatee status of the related eNote to be transferred to Custodian, (v) the Master Servicer Field status of the related eNote to be transferred to Pledgor and (vi) the Subservicer Field status of the related eNote to be (A) if there is a third-party subservicer, such subservicer’s MERS Org ID or (B) if there is not a subservicer, blank, in each case using MERS eDelivery and the MERS eRegistry (collectively, the “eNote Delivery Requirements”).
(c)    Buyer Confirmation. Buyer will confirm the terms of the requested Transaction, including the proposed Purchase Date, Purchase Price, Allocated Purchase Price and Pricing Rate, by sending to Seller, in electronic or other format, a “Confirmation,” no later than 12:30 p.m. on the requested Purchase Date, which will be confirmed electronically (by email or otherwise) by Seller prior to Buyer entering into such Transaction. Any such Transaction Notice and the related Confirmation, together with this Agreement, shall constitute conclusive evidence, absent manifest error, of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates. By entering in to a Transaction with Buyer, Seller consents to the terms set forth in any related Confirmation.
(d)    Custodian Responsibilities. Pursuant to the Custodial Agreement, the Custodian shall review the applicable documents in the applicable Mortgage Files delivered prior to 2:00 p.m. (Eastern Time) by Seller on any Business Day on the same day. Not later than 3:00 p.m. (Eastern Time) on each Business Day, the Custodian shall deliver to Buyer, via Electronic Transmission acceptable to Buyer, the Custodial Loan Transmission showing the status of all Underlying Loans then held by the Custodian, including but not limited to an Exception Report showing all Underlying Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 7(a) of the Custodial Agreement. In addition, in accordance with the Custodial Agreement the Custodian shall deliver to Buyer upon the initial Transaction, a Trust Receipt with a Custodial Loan Transmission attached thereto. Each Custodial Loan Transmission subsequently delivered by the Custodian to Buyer shall supersede and cancel the Custodial Loan Transmission previously delivered by the Custodian to Buyer under the Custodial Agreement, and shall replace the Custodial Loan Transmission that is then appended to the Trust Receipt and shall control and be binding upon Buyer, Seller, and the Custodian. The Trust Receipt shall be delivered in accordance with the terms of the Custodial Agreement. Notwithstanding the foregoing, to the extent of any conflict between this paragraph and the terms of the Custodial Agreement regarding the responsibilities of the Custodian and timing thereof (including with respect to the review of the Mortgage File relating to any eMortgage Loan), the terms of the Custodial Agreement shall control.
(e)    Consummation of Purchases. Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall (with respect to the Committed Amount) and may (with respect to the Uncommitted Amount), assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b) have been met, not later than the required time on the requested Purchase Date set forth in the table above (the “Required Purchase Time”) purchase either (i) the Purchased Assets (together with the related Purchased Items) or (ii) Seller shall direct or cause the conveyance of additional Underlying Loans to Pledgor on the Purchase Date therefor (and Participation Interests shall be issued to Seller in respect of such Underlying Loans), subject to the transfer of the Purchase Price Increase to Seller in an amount equal to the related Allocated Purchase Price for such Underlying Loans included in the related Transaction Notice by transferring, via wire transfer (pursuant to wire transfer instructions provided by Seller on or prior to such Purchase Date) in immediately available funds, the Purchase Price or Purchase Price Increase, as applicable. Seller acknowledges and agrees that the Purchase Price paid in connection with any Purchased Asset that is purchased in any Transaction includes a premium allocable to the portion of such Purchased Asset that constitutes the related Servicing Rights. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to this Agreement within the meaning of section 101(47)(A)(v) of the Bankruptcy Code.
(f)    Wet-Ink Requirements. With respect to any request for a Wet-Ink Transaction, the provisions of this Section 3(f) shall be applicable (and shall supersede any provisions of general applicability otherwise set forth in this Section 3).
(i)    Unless otherwise agreed, Seller shall request that Buyer enter into a Wet-Ink Transaction with respect to any Underlying Loan that is a Wet-Ink Loan by delivering to Buyer a Transaction Notice, appropriately completed, and to Buyer and Custodian a Loan Schedule by 4:00 p.m. Eastern Time on the Business Day of the requested Purchase Date.
(ii)    On the requested Purchase Date for a Wet-Ink Transaction, Seller may deliver to Buyer with a copy to Custodian, no more than five (5) transmissions. The latest transmission must be received by Buyer no later than 4:00 p.m. Eastern Time, on such Purchase Date. Such Transaction Notice shall specify the requested Purchase Date.
(iii)    Seller shall deliver (or cause to be delivered) and release to Custodian the Mortgage File pertaining to each such Wet-Ink Loan subject to the requested Transaction on or before the Wet-Ink Collateral Document Receipt Date in accordance with the terms and conditions of the Custodial Agreement. Subject to the terms of the Custodial Agreement, on the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m., Eastern Time, pursuant to the Custodial Agreement, Custodian shall deliver to Buyer and Seller by email a schedule listing each Wet-Ink Loan subject to a Transaction with respect to which the complete Mortgage File has not been received by Custodian (the “Wet-Aged Report”). Buyer may confirm that the information in the Wet-Aged Report is consistent with the information provided to Buyer pursuant to Section 3(f)(iii).
(iv)    Upon Seller’s request for a Transaction pursuant to Section 3(f)(iii), Buyer shall (with respect to the Committed Amount) and may (with respect to the Uncommitted Amount), upon satisfaction of all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b), enter into a Transaction with Seller on the requested Purchase Date, in the amount so requested.
(v)    On or prior to the requested Purchase Date for a Wet-Ink Transaction, the Seller shall deposit, to the extent there are insufficient funds in the Clearing Account, the related Haircut Amount into the Clearing Account. In the event that the funds maintained in the Clearing Account are not sufficient to permit the funding of the full Wire Amount for any Purchased Asset, no funds shall be disbursed from the Clearing Account to fund or acquire such Purchased Asset. Subject to this Section 3 and Sections 9(a), 9(b), 9(c), and 9(d), as applicable, upon deposit of such Haircut Amount into the Clearing Account the Purchase Price will be made available by Buyer transferring, via wire transfer, the amount of such Purchase Price (plus the related Haircut Amount on deposit in the Clearing Account) to the account of the designated Closing Agent pursuant to disbursement instructions provided by Seller on the electronic system maintained by Buyer; provided, however, that (i) Buyer has been provided such disbursement instructions and shall not have rejected, in its reasonable discretion, any wiring location, (ii) Buyer shall not, in any event, (A) transfer funds to Seller or any Affiliate of Seller (other than Amrock, Inc. or one of its Subsidiaries in its capacity as Closing Agent) or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Loan. Upon notice from the Closing Agent to Seller that the related Wet-Ink Loan was not originated, the Wet-Ink Loan shall be removed from the list of Eligible Loans and the Closing Agent shall immediately return the funds via wire transfer to the account of Buyer (and Buyer shall return the Haircut Amount to the Clearing Account). Seller shall notify Buyer if a Wet-Ink Loan was not originated and has been removed from the list of Eligible Loans.
(g)    Notwithstanding anything to the contrary herein or in any other Program Document, upon the occurrence of a Benchmark Transition Event or a mutually agreed upon Early Opt-in Election, Buyer shall promptly deliver a notice to Seller (the “Rate Change Notice”), whereupon Term SOFR from the date specified in such notice (which shall be no sooner than the Benchmark Transition Start Date, shall be a Benchmark Replacement, (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein), together with any proposed Benchmark Replacement Conforming Changes as determined by Buyer in its commercially reasonable discretion prior to the applicable Benchmark Transition Start Date (and Buyer shall have the right to make such Benchmark Replacement Conforming Changes pursuant to amendments implementing the same, which will become effective without any further action or consent of Seller). The Benchmark Replacement will be determined in accordance with the definition thereof or (ii) by mutual agreement of the Buyer and Seller. In the event that Seller determines that either the Benchmark Replacement or the Benchmark Replacement Conforming Changes are unacceptable, Seller shall provide notice of same to Buyer within seventy-five (75) days of receipt of the Rate Change Notice and Seller shall have the right to terminate this Agreement, prior to the effective date specified in the Rate Change Notice, without the imposition of any form of penalty, breakage costs or exit fees. In the event that Seller elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice. In the event that Seller does not (i) provide notice that either the Benchmark Replacement or the Benchmark Replacement Conforming Changes are unacceptable within seventy-five (75) days of receipt of the Rate Change Notice, or (ii) pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice, then the Benchmark Replacement or the Benchmark Replacement Conforming Changes shall become effective on the date specified in the Rate Change Notice.
(h)    Upon Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller may revoke any request for a proposed Transaction to be entered into during any Benchmark Unavailability Period.
(i)    Obligation to Repurchase. Seller shall, on the Purchase Price Decrease Date for an Underlying Loan or Purchased Asset, cause the remittance to Buyer of the Repurchase Price for such Purchased Asset or Underlying Loan, as the case may be, in accordance with wire instructions provided to Seller by Buyer from time to time. Upon receipt of such Repurchase Price amount, Buyer shall apply such portion of the Repurchase Price to (x) in the case of a Purchase Price Decrease Date for an Underlying Loan, reduce the related Allocated Purchase Price and (y) in the case of a Purchase Price Decrease Date for the Purchased Assets, reduce the Purchase Price. In addition, provided that no Default or Event of Default shall have occurred and be continuing, Buyer shall be deemed to have simultaneously released its security interest in such Underlying Loan and shall authorize Custodian to release to Seller or its designee the Mortgage File for such Underlying Loan and Seller shall take, or cause Pledgor to take, physical possession of such Underlying Loan from Buyer or its designee (including the Custodian) at Seller’s expense.
(j)    Optional Repurchases. Notwithstanding anything herein to the contrary, Seller shall have the right to repurchase any or all of the Purchased Assets (including any and all Underlying Loans) at any time upon one (1) Business Days’ prior notice to Buyer, without incurring breakage fees (any such date being deemed a Repurchase Date for the applicable Purchased Assets); provided that, if a Default or Event of Default has occurred and is continuing at such time, Seller shall be required to provide two (2) Business Days prior notice to Buyer, and as a condition to Seller’s right to repurchase pursuant to this clause (j), Buyer shall not have reasonably determined that such repurchase would result in a materially adverse selection of Purchased Assets remaining thereafter; provided, however, for the avoidance doubt if such repurchase of the Purchased Asset would cure such Default or Event of Default, Seller may repurchase the Purchased Asset and such repurchase shall be deemed not to be a materially adverse selection of Purchased Assets. Seller may, without cause and for any reason whatsoever, terminate this Agreement and effectuate a repurchase of all Purchased Assets then subject to Transactions at the related aggregate Repurchase Price (a “Seller Termination”); provided that Seller shall remit the Repurchase Price for such Underlying Loan and satisfy all other outstanding Obligations within one (1) Business Day of such Repurchase Date. Seller hereby acknowledges and agrees that upon the occurrence of a Seller Termination, Seller shall not be entitled to repayment or reimbursement of any fees, costs or expenses paid by Seller to Buyer under this Agreement or any other Program Document, unless otherwise expressly provided for under this Agreement.
(k)    [Reserved].
(l)    On the Purchase Date for the Participation Certificate, Seller shall deliver to Buyer the original Participation Certificate, registered in the name of Buyer, and any other documents or instruments necessary in the opinion of Buyer to effect and perfect a legally valid delivery of the Participation Certificate to Buyer. Delivery of the Participation Certificate shall be made to Buyer in accordance with Buyer’s instructions. The delivery of the Participation Certificate shall be effected in a manner sufficient to cause Buyer to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Participation Certificate and, if the Transaction is recharacterized as a secured financing, to have a perfected first priority security interest therein.
(m)    Upon the sale and transfer of the Participation Certificate to Buyer and until the termination of the related Transaction and payment of the related Repurchase Price, legal title and control of the Participation Certificate shall vest exclusively in Buyer. The Participation Certificate purchased by Buyer hereunder shall be held by Buyer so long as ownership thereof vests in Buyer.
(n)    Disbursement Agent Duties.
(i)    Establishment of Clearing Account.
(A)    The Buyer shall also serve as the “Disbursement Agent” (in such capacity, the “Disbursement Agent”) for purposes of Wet-Ink Transactions.
(B)    Funds retained in the Clearing Account shall remain uninvested. Disbursement Agent shall reconcile the Clearing Account on each Business Day. Disbursement Agent shall not be responsible for verifying any wire instructions.
(C)    Upon request, Disbursement Agent shall provide Seller with a wire transaction report in form reasonably satisfactory to the applicable parties.
(ii)    Disbursements.
(A)    Fees and Expenses of Disbursement Agent.
(1)    Disbursement Agent shall charge fees for performing its obligations hereunder as set forth in the Pricing Side Letter. The obligations of Seller to pay Disbursement Agent such fees and reimburse Disbursement Agent for such expenses in connection with services provided by Disbursement Agent prior to the termination or assignment of this Agreement and the earlier of the resignation or removal of Disbursement Agent shall survive such termination, assignment, resignation or removal.
(B)    In performing its obligations under this Section 3(n), except as specifically provided in this Agreement, Disbursement Agent will not follow instructions from any party other than Buyer.
4.    PAYMENTS; COMPUTATION
(a)    Payments. Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer in accordance with the wire instructions set forth on Exhibit C hereto, not later than 2:00 p.m., Eastern Time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)    Prepayment: Seller may remit to Buyer funds up to the then outstanding Purchase Price to be applied as of the date such funds are received by Buyer towards the aggregate outstanding Allocated Purchase Price of Underlying Loans subject to outstanding Transactions in such manner as designated by Seller. The Price Differential shall be applied, and shall accrue on the Purchase Price then outstanding, after such application of such funds as provided in the preceding sentence, subject to Section 4(c) below. Buyer shall credit the entire amount of such prepayment to the Purchase Price and not to any accrued Price Differential if such prepayment of Repurchase Price is made by Seller on a day other than the Termination Date. For the avoidance of doubt, upon any such prepayment and repurchase of Underlying Loans, the obligations of Seller under this Agreement with respect to such Underlying Loan shall be released and any lien, encumbrance or security interest of Buyer in the related Servicing Rights shall be released, subject only to obligations set forth in this Agreement which survive the termination of this Agreement; provided, further, that Seller shall not be subject to any fees or penalties in connection with such prepayment and repurchase (including but not limited to excess fees, non-usage fees, breakage fees, etc.).
(c)    Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
(d)    Price Differential Payment Amount. Seller hereby promises to pay to Buyer, Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Repurchase Date of such Transaction; provided, that in no event shall the Pricing Rate used to calculate the Price Differential exceed the maximum rate permitted by law. On each Price Differential Payment Date, Seller shall pay the total unpaid Price Differential accrued to, but excluding, such Price Differential Payment Date (the “Price Differential Payment Amount”) for all Purchased Assets subject to all outstanding Transactions. Four (4) Business Days prior to the Price Differential Payment Date (or such other date as may be mutually agreed upon by Seller and Buyer), Buyer shall provide written notice to Seller of the Price Differential Payment Amount and of its calculation of such Price Differential Payment Amount (estimated for that portion to accrue between the date of such written notice and the Price Differential Payment Date); provided, that, any estimates that are later determined not to be correct shall be included in or reduced from the succeeding month’s calculation of the Price Differential. All payments shall be made to Buyer in Dollars, in immediately available funds.
5.    TAXES; TAX TREATMENT
(a)    All payments made by Seller to Buyer or a Buyer assignee under this Agreement or under any Program Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, except as required by applicable law. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable to Buyer or Buyer assignee (as determined in the good faith discretion of Seller or other applicable withholding agent), Seller shall: (i) make such deduction or withholding; (ii) pay the full amount so deducted or withheld to the appropriate Governmental Authority in accordance with the requirements of the applicable law or regulation not later than the date when due; and (iii) deliver to Buyer or Buyer’s assignee, promptly, the original or a certified copy of tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes. And, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) Buyer or Buyer’s assignee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Buyer timely reimburse it for the payment of, any Other Taxes.
(c)    Seller agrees to indemnify Buyer or any Buyer assignee, promptly within ten (10) days after reasonable demand, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by Buyer or such Buyer assignee or required to be withheld or deducted from a payment to Buyer or such Buyer assignee and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Buyer assignee shall be conclusive absent manifest error.
(d)    Buyer or Buyer assignee that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Program Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Buyer assignee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. To the extent Buyer or Buyer assignee is a U.S. Person, such Buyer or Buyer assignee shall deliver to Seller on or about the date on which such Buyer or Buyer assignee becomes Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of United States Internal Revenue Service (“IRS”) Form W-9 certifying that such Buyer or Buyer assignee is exempt from U.S. federal backup withholding tax. To the extent Buyer or Buyer assignee is not a U.S. Person (a “Foreign Buyer”), such Foreign Buyer or Foreign Buyer assignee shall provide Seller whichever of the following is applicable: (I) in the case of such Foreign Buyer or Foreign Buyer assignee claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to a zero percent or reduced rate of U.S. federal income withholding tax pursuant to the “business profits” or “other income” article of such tax treaty on payments made hereunder, (II) executed copies of IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (III) in the case of such Foreign Buyer or Foreign Buyer assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer or Foreign Buyer assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Seller described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, or (IV) to the extent Foreign Buyer or Foreign Buyer assignee is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. Foreign Buyer or Foreign Buyer assignee shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Buyer or Foreign Buyer assignee becomes Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made. If a payment made to Buyer or Buyer assignee under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or Buyer assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Buyer assignee shall deliver to Seller at the time or times prescribed by applicable law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with their obligations under FATCA and to determine that such Buyer or Buyer assignee has complied with such Buyer or Buyer assignee’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Foreign Buyer or Foreign Buyer assignee agrees that upon learning that the information on any tax form or certification it previously delivered is inaccurate or incorrect in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(e)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5(d) shall survive the termination of this Agreement and any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Program Document.
(g)    Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction to constitute a financing, and that Seller, so long as no Event of Default shall have occurred or be continuing, will continue to be treated as the owner of the Underlying Loans for such purposes. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
(h)    If Buyer requests compensation under this Section 5, or requires Seller to pay any Indemnified Taxes or additional amounts to Buyer or any Governmental Authority for the account of Buyer pursuant to Section 5, then Buyer shall (at the request of Seller) use reasonable efforts to designate a different lending office for funding or booking the Transactions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Buyer, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 5, as the case may be, in the future, and (B) would not subject Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to Buyer. Seller hereby agrees to pay all reasonable costs and expenses incurred by Buyer in connection with any such designation or assignment.

(i)    If Seller is required to pay any Indemnified Taxes or additional amounts to Buyer or any Governmental Authority for the account of Buyer pursuant to Section 5 and, in each case, Buyer has declined or is unable to designate a different lending office in accordance with Section 5(h), then Seller may, at its sole expense and effort, upon notice to Buyer, require Buyer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 36), all of its interests, rights (other than its existing rights to payments pursuant to Section 5) and obligations under this Agreement and the related Program Documents to an assignee that shall assume such obligations.
6.    MARGIN MAINTENANCE
(a)    Buyer determines the Market Value of the Underlying Loans at such intervals as determined by Buyer in its good faith discretion consistent with its valuation practices for similar loans being sold by sellers similar to Seller; provided, however, that Seller may request that Buyer provide, subject to Section 39 hereof, reasonable detail regarding its determination of Market Value, as well as to demonstrate that such Market Value has been determined in accordance with the definition thereof.
(b)    If at any time the aggregate Allocated Purchase Price for all Underlying Loans subject to outstanding Transactions is greater than the sum of (i) any prior Margin Call cash then held by Buyer, and (ii) the sum for each Underlying Loan of the product of (a) the Applicable Percentage of such Underlying Loan and (b) the Market Value of such Underlying Loan (such excess, a “Margin Deficit”), then subject to the last sentence of this paragraph, Buyer may, by notice to Seller (a “Margin Call”), require Seller to transfer to Buyer cash approved by Buyer in its sole discretion in an amount sufficient to cure such Margin Deficit. If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer the required amount of cash to Buyer no later than 5:00 p.m. (New York City time) on the date that is [***] after Seller’s receipt of such Margin Call. In the event Buyer delivers a Margin Call to Seller after 10:00 a.m. (New York City time) on any Business Day, Seller will be required to transfer the required amount of cash no later than 5:00 p.m. (New York City time) on the date that is [***] after Seller’s receipt of such Margin Call. Notwithstanding the foregoing, provided that no Event of Default shall have occurred and be continuing, Buyer shall not require Seller to satisfy a Margin Call with respect to that portion of the related Margin Deficit that occurs solely as a result of a reduction in the Market Value of one or more Underlying Loans and no such Margin Call shall be required to be made in respect of such portion unless the Margin Deficit attributable to such reduction in Market Value shall equal or exceed the Margin Threshold, as determined by Buyer in its reasonable good faith discretion. For the avoidance of doubt, the Margin Threshold shall not apply to that portion of a Margin Deficit attributable solely to a reduction in the Applicable Percentage of an Underlying Loan in accordance with the definition thereof.
(c)    Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
(d)    Any cash transferred to Buyer pursuant to Section 6(b) above will be applied by Buyer as follows (1) with respect to that portion of the Margin Deficit attributable to a reduction in the Applicable Percentage of an Underlying Loan (if any), to the repayment of the Repurchase Price of outstanding Transactions pursuant to Section 4(b) and (2) with respect to that portion of the Margin Deficit attributable to a reduction in Market Value of the Underlying Loans (if any), to be applied by Buyer in such manner as Buyer determines to eliminate the Margin Deficit.
7.    INCOME PAYMENTS

(a)    Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Underlying Loan subject to that Transaction, such Income shall be the property of Buyer. Seller shall (i) segregate all Income collected by or on behalf of Seller on account of the Underlying Loans and shall hold such Income in trust for the benefit of Buyer that is clearly marked as such in Seller’s records, (ii) with respect to any Underlying Loan that has been subject to a Transaction hereunder for ninety (90) or more days, Seller shall directly remit Income related to such Underlying Loan to the Buyer, to satisfy any amounts due hereunder as a result of a reduction in the unpaid principal balance of such Underlying Loan and to pay Price Differential due and owing hereunder and (iii) upon an Event of Default that has occurred and is continuing, Seller shall directly remit such Income to the Collection Account (or as otherwise directed by Buyer); provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date.
(b)    Notwithstanding anything to the contrary set forth herein, upon receipt by Seller of any prepayment of principal in full with respect to an Underlying Loan, Seller shall (i) provide prompt written notice to Buyer of such prepayment, and (ii) remit such amount to Buyer and Buyer shall apply such amount received by Buyer plus accrued interest on such amount against the Repurchase Price of such Underlying Loan pursuant to Sections 4(a) and 6(d).
8.    SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
(a)    On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all rights and interests in the Purchased Items (as defined below) identified on the related Loan Schedule. Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than for accounting and tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum characterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, and in any event, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired, until the related Purchased Assets are repurchased by Seller:
(i)    all Purchased Assets, including all related cash and Substitute Assets provided pursuant to Section 6 and held by or under the control of Buyer, identified on a Transaction Notice or related Loan Schedule delivered by Seller to Buyer and the Custodian from time to time;
(ii)    any Agency Security or right to receive such Agency Security when issued in each case only to the extent specifically backed by any of the Underlying Loans;
(iii)    the Program Documents (to the extent such Program Documents and Seller’s rights thereunder relate to the Purchased Assets or Underlying Loans);
(iv)    any other collateral pledged to secure, or otherwise specifically relating to, such Purchased Assets or Underlying Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto;
(v)    the related Records, the related Servicing Records, and the related Servicing Rights relating to such Purchased Assets or Underlying Loans;

(vi)    all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the related Mortgage File or Servicing File related to an Underlying Loan;
(vii)    all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the related Mortgage File or Servicing File related to an Underlying Loan;
(viii)    all Income relating to such Underlying Loans;
(ix)    to the extent assignable, all mortgage guaranties and insurance (including FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and any related Rural Housing Service Guarantees (if any)) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Underlying Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing;
(x)    all interests in real property collateralizing any Underlying Loans;
(xi)    to the extent assignable, all other insurance policies and insurance proceeds relating to any Underlying Loans or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing;
(xii)    to the extent assignable, any purchase agreements or other agreements, contracts or Takeout Commitments to the extent specifically related to the Underlying Loans subject to a Transaction (including the rights to receive the related takeout price and, to the extent assignable, the portion of the Security related to the Underlying Loans subject to a Transaction as evidenced by such Takeout Commitments) to the extent relating to or constituting any or all of the foregoing and all rights to receive copies of documentation relating thereto;
(xiii)    the Clearing Account, the Collection Account, and all amounts on deposit therein;
(xiv)    all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, all to the extent specifically relating to or constituting any or all of the foregoing; and
(xv)    any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).
Seller acknowledges that it has no rights to the Servicing Rights related to the Underlying Loans, until the related Purchased Assets are repurchased by Seller. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that Seller is deemed to retain any residual Servicing Rights, Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, Seller, in its capacity as Servicer, further grants, assigns and pledges to Buyer a first priority security interest in and to all documentation and rights to receive documentation related to the Servicing Rights and the servicing of each of the Underlying Loans, and all Income related to the Underlying Loans received by Seller, in its capacity as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Security”). The Related Security is hereby pledged as further security for Seller’s Obligations to Buyer hereunder. The foregoing provisions are intended to constitute a security agreement, securities contract or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
Notwithstanding the foregoing, “Purchased Items” described under clauses (ix), (xi) and (xii), above, shall not include and the security interest granted under this Section 8(a) shall not attach to any contract, agreement or other document if (but only if, and to the extent that) the grant of a security interest therein would constitute a violation or breach of any restriction, create a right of termination in favor of a third party or result in the invalidation of such contract, agreement or other document (each such potential violation, breach, termination right, and invalidation being referred to as an “Anti-Assignment Provision”) and prior to the related Purchase Date, Seller identifies such contract, agreement or other document as being subject to an Anti-Assignment Provision, provided that, with respect to any Anti-Assignment Provision, such exclusion from the Purchased Items shall only be effective so long as such Anti-Assignment Provision is not rendered unenforceable under Sections 9-401, 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law. Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Assets and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.
Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Assets and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.
As security for the performance of all of Pledgor’s obligations hereunder (and as a precautionary measure in the case of the Purchased Assets in the event that the conveyance of any such Purchased Asset by Pledgor to Seller is determined not to be a true sale or contribution or the separate existence of Seller from Pledgor is otherwise disregarded at any point), Pledgor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Residual Collateral and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Residual Collateral. Possession of any promissory notes, instruments or documents by Custodian shall constitute possession on behalf of Buyer.
The parties (i) acknowledge and agree that the Participation Certificate shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code and (ii) covenant and agree that such Participation Certificates are not and will not be dealt in or traded on securities exchanges or securities markets. Each Seller Party covenants and agrees such Participation Certificate is not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of the Participation Certificates that are Purchased Assets to Buyer.

If, as a result of ownership of the Participation Interests, Seller shall become entitled to receive or shall receive any certificate (if any) evidencing any such Participation Interest or other equity interest, any option rights, or any equity interest in Pledgor, whether in addition to, in substitution for, as a conversion of, or in exchange for such Participation Interests, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller, to Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, to be held by Buyer subject to the terms hereof as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of such Participation Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer segregated from other funds of Seller, as additional security for the Obligations.
Subject to this Section, Buyer, as the holder, shall exercise all voting and member rights with respect to the Purchased Items. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Seller shall be permitted to exercise all voting and member rights with respect to the Purchased Assets and the Purchased Items; provided, however, that no vote shall be cast or member right exercised or other action taken that would impair the Purchased Items that would be inconsistent with or result in a violation of any provision of this Agreement or result in a Material Adverse Effect. Without the prior consent of the Buyer, Seller shall not (a) vote to enable, or take any other action to permit Pledgor to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity, or (b) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to the Participation Certificate, in each case that is a Purchased Asset or (c) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Seller’s interest in the Purchased Items except for the Lien provided for by this Agreement, or (d) except as provided in this Agreement, enter into any agreement or undertaking restricting the right or ability of Seller to sell, assign or transfer the Purchased Items.
The parties acknowledge that the Participation Interests have been sold by Pledgor to Seller pursuant to the Participation Agreement. Notwithstanding the foregoing, each Seller Party acknowledges and agrees that their respective rights with respect to the Purchased Assets, Purchased Items and Residual Collateral (including without limitation its security interest in the Purchased Items and Residual Collateral) are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement. The parties further acknowledge that the Buyer shall enter into Transactions and Purchase Price Increases hereunder with respect to Purchased Assets, Purchased Items and Residual Collateral, free and clear of any obligations under the Participation Agreement and that such Participation Agreement shall not confer any obligations or liabilities on Buyer to any Seller Party. For the sake of clarity, if Buyer releases its security interest granted by Seller to Buyer hereunder in any Purchased Assets or other Purchased Items in accordance with the terms hereof, Buyer’s security interest in the related Underlying Loans and related Residual Collateral granted by Pledgor to Buyer hereunder shall be released concurrently therewith.
(b)    At any time and from time to time, upon the written request of Buyer, and at the sole expense of the Seller or Pledgor, as applicable, Seller or Pledgor, as applicable, will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items, Residual Collateral and the liens created hereby. Seller and Pledgor also hereby authorize Buyer to file any such financing or continuation statement to the extent permitted by applicable law. This Agreement shall constitute a security agreement under applicable law.
(c)    Seller and Pledgor, as applicable, shall provide notice to Buyer no later than thirty (30) Business Days after any of the following occurs: (i) any change its name or corporate structure (or the equivalent), or (ii) reincorporation or reorganization under the laws of another jurisdiction and deliver to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items and Residual Collateral with the same or better priority.
(d)    Each Seller Party hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller Party and in the name of such Seller Party or in its own name, from time to time in Buyer’s discretion, for the purpose of protecting, preserving and realizing upon the Purchased Items, carrying out the terms of this Agreement, taking any and all appropriate action and executing any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Purchased Items, accomplishing the purposes of this Agreement, and filing such financing statement or statements relating to the Purchased Items and Residual Collateral as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, each Seller Party hereby gives Buyer the power and right, on behalf of such Seller Party, without assent by, but with notice to, such Seller Party, if an Event of Default shall have occurred and be continuing, to do the following:
(i)    in the name of such Seller Party, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;
(ii)    to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;
(iii)    (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters on behalf of any Seller Party and any applicable Servicer and Section 404 Notices; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against any Seller Party with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and such Seller Party’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
Each Seller Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. At Buyer’s request, each Seller Party shall promptly execute all powers of attorney in favor of Buyer in the form attached hereto as Exhibit E.
Each Seller Party also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 18 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.
(e)    The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
(f)    If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.
9.    CONDITIONS PRECEDENT
(a)    As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):
(i)    Program Documents. The Program Documents duly executed and delivered by Seller thereto and being in full force and effect, free of any modification, breach or waiver.
(ii)    Organizational Documents. A certificate of a responsible officer of each Seller Party, certifying to and attaching a good standing certificate and certified copies of the limited liability company agreement (or equivalent documents) of such Seller Party, in each case, dated as of a recent date, but in no event more than ten (10) days prior to the Closing Date and an incumbency certificate and resolutions or other corporate authority for each Seller Party with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by the Seller Parties from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from the related Seller Party, as the context may require to the contrary).

(iii)    Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, Residual Collateral and Related Security, subject to no Liens other than those created hereunder and under the Intercreditor Agreement, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) Uniform Commercial Code lien searches, dated as of a recent date, in no event more than thirty (30) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Pledgor, the Residual Collateral and the Purchased Items, the results of which shall be satisfactory to Buyer.
(iv)    Fees and Expenses. Buyer shall have received all fees and expenses required to be paid by Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.
(v)    Financial Statements. Buyer shall have received the financial statements referenced in Section 13(a).
(vi)    Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(r) hereof.
(vii)    Legal Opinions. Seller shall provide legal opinions as Buyer may reasonably require (including with respect to the continued or expanded applicability of Bankruptcy Code, “repurchase agreement” and “securities contract” and “master netting agreement” safe harbors to this Agreement, all in form and substance and from counsel reasonably satisfactory to Buyer.
(viii)    Anti-Corruption and Anti-Money Laundering. Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) and modeling as Buyer may require.
(ix)    Clearing Account. Seller shall have established the Clearing Account, which account shall be subject to the Clearing Account Control Agreement.
(x)    Underwriting Guidelines. Seller shall have provided to Buyer true and correct copy of the Underwriting Guidelines for Second Lien Loans and Jumbo Loans. In the event that Pledgor makes any amendment or modification to the Underwriting Guidelines, Pledgor shall deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines at least ten (10) Business Days prior to the origination under such revised Underwriting Guidelines of any Loan that is to become subject to a Transaction under this Agreement. Loans originated under such revised Underwriting Guidelines shall not be eligible for Transactions under this Agreement unless such Underwriting Guidelines are approved in writing by Buyer, provided, that notwithstanding the foregoing, amendments or modifications to the Underwriting Guidelines that are ministerial in nature or that were made by Pledgor to align with or be more conservative than published Agency or applicable Government Agency eligibility guidelines shall not require the approval of Buyer.
(xi)    Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request, including the Trust Receipt.
(b)    The obligation of Buyer to enter into each Transaction with respect to the Committed Amount pursuant to this Agreement (including the initial Transaction) is subject to the further conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof. Buyer has no obligation to enter into any Transaction on account of the Uncommitted Amount, however, to the extent Buyer elects to do so, such Transaction is subject to the conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:
(i)    No Default or Event of Default shall have occurred and be continuing unless waived by Buyer, such waiver not to be unreasonably withheld, delayed or conditioned.
(ii)    Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12, Schedule 1, Schedule 2, Schedule 3 or Schedule 4 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(o), Section 12(q), Schedule 1, Schedule 2, Schedule 3 or Schedule 4 hereof, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(iii)    If the Transaction is with respect to the Committed Amount, the aggregate outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Committed Amount, when added to the Allocated Purchase Price for all Underlying Loans subject to the requested Transaction with respect to the Committed Amount, shall not exceed the Committed Amount as of such date. If the Transaction is with respect to the Uncommitted Amount, the aggregate outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Uncommitted Amount, when added to the Purchase Price for the requested Transaction with respect to the Uncommitted Amount, shall not exceed the Uncommitted Amount as of such date.
(iv)    Buyer shall have completed its Due Diligence Review of the Mortgage File for each Underlying Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Underlying Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.
(v)    Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)    the Transaction Notice and Loan Schedule with respect to such Underlying Loans, delivered pursuant to Section 3(a);
(B)    a Custodial Loan Transmission with respect to such Underlying Loans, that is then appended to the Trust Receipt; and
(C)    if any of the Underlying Loans that are proposed to be sold will be serviced by a Servicer (which is not Seller hereunder), Buyer shall have received an Instruction Letter in the form attached hereto as Exhibit B executed by Pledgor and such Servicer, together with a completed Schedule 1 thereto and the related Servicing Agreement, or, if an Instruction Letter executed by such Servicer shall have been delivered to Buyer in connection with a prior Transaction, Pledgor shall instead deliver to such Servicer and Buyer an updated Schedule 1 thereto.
(vi)    None of the following shall have occurred and be continuing:
(A)    any other event beyond the control of Buyer which Buyer reasonably determines would likely result in Buyer’s inability to perform its obligations under this Agreement which may include, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing;
provided that (x) Buyer shall not invoke subclause (A) or subclause (B) with respect to Seller unless Buyer generally invokes similar clauses contained in other similar agreements between Buyer and other persons that are similar to Seller in terms of Seller’s Adjusted Tangible Net Worth, and involving substantially similar assets and (y) Buyer shall base its decision to invoke subclause (A) and/or subclause (B) on factors it deems relevant in its good faith discretion, which may include its assessment of objective factors ascertainable by it in the market and are shared with Seller at or prior to the time of exercising its rights under this provision.
(vii)    Buyer shall have determined that all actions necessary or, in the good faith, reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets, Residual Collateral and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.
(viii)    Seller shall have paid to Buyer all fees and expenses then due and payable to Buyer in accordance with this Agreement and any other Program Document.
(ix)    There is no unpaid and undisputed in good faith Margin Call (that is then due and payable) at the time immediately prior to entering into a new Transaction.
(x)    There are no non-frivolous material actions, suits, arbitrations or proceedings pending against any Seller Party or affecting any of the property thereof or the Purchased Items before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to result in a decrease in excess of [***] of Pledgor’s Adjusted Tangible Net Worth, or (ii) which was filed or instigated by a Seller Party or its creditors that challenges the validity or enforceability of any of the Program Documents.
(c)    If such Transaction is in respect of Scratch and Dent Mortgage Loans, Buyer shall have approved such Transaction in its sole and absolute discretion; for the avoidance of doubt, Buyer has no obligation to enter into any Transaction in respect of Scratch and Dent Mortgage Loans.
(d)    If Seller requests that the Buyer remit by wire transfer an amount in excess of the related Purchase Price for a Transaction, such excess amount (a “Haircut Amount”) shall have been deposited into the Clearing Account by Seller and remitted to Buyer.
Buyer shall notify Seller as soon as practicable on the date of a purchase if any of the conditions in this Section 9 has not been satisfied and Buyer is not making the purchase.
10.    RELEASE OF PURCHASED ASSETS
Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset, unless a Default or an Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated and released any security interest that Buyer may have in such Purchased Asset and any Purchased Items solely related to such Purchased Asset and (b) with respect to such Purchased Asset, Buyer shall direct Custodian to release such Purchased Asset and any Purchased Items solely related to such Purchased Asset to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 16, Seller shall give at least one (1) Business Day’s prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date as set forth in Section 3(j).
If such release and termination gives rise to or perpetuates a Margin Call that is not paid when due, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 10.
11.    RELIANCE
With respect to any Transaction, Buyer may conclusively rely, absent manifest error, upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.
12.    REPRESENTATIONS AND WARRANTIES
Each Seller Party represents and warrants to Buyer, only with respect to itself, on each day throughout the term of this Agreement:
(a)    Existence. Each Seller Party (i) is validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized, (ii) has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, and (iii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(b)    Financial Condition. Guarantor has heretofore furnished to Buyer a copy of its audited consolidated balance sheets as of December 31, 2023 with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Buyer. Guarantor has also heretofore furnished to Buyer the related consolidated statements of income, of changes in shareholders’ equity and of cash flows for the year ended December 31, 2023. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP.
(c)    Litigation. Unless otherwise disclosed to Buyer, there are no actions, suits, arbitrations or proceedings pending against any Seller Party or affecting any of the property thereof or the Purchased Items before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to result in a decrease in excess of [***] of Seller Party’s Adjusted Tangible Net Worth, or (ii) which was filed or instigated by a Seller Party or its creditors that challenges the validity or enforceability of any of the Program Documents.
(d)    No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will result in a breach of the charter or by-laws (or equivalent documents) of any Seller Party, or violate any applicable law, rule or regulation, or violate any order, writ, injunction or decree of any Governmental Authority applicable to any Seller Party, or result in a breach of organizational documents or Requirement of Law.
(e)    Action. Each Seller Party has all necessary power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by each Seller Party of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate action on its part; and each Program Document has been duly and validly executed and delivered by each Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
(f)    Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by any Seller Party of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.
(g)    Taxes. Each Seller Party and its Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all material Taxes due pursuant to such returns or pursuant to any assessment received by any of them, except (i) for any such Taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided, or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Seller Party and its Subsidiaries in respect of Taxes are, in the opinion of the Seller Parties, adequate. Any material Taxes payable by any Seller Party in connection with a Transaction and the execution and delivery of the Program Documents have been or will be paid when due. There are no Liens for Taxes, except for statutory liens for Taxes not yet delinquent.
(h)    Investment Company Act. No Seller Party or any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the

Investment Company Act of 1940, as amended. Neither Seller Party is subject to any Federal or state statute or regulation which limits its ability to incur any indebtedness provided in the Program Documents.
(i)    No Event of Default. No Seller Party or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing.
(j)    Chief Executive Office; Chief Operating Office; Jurisdiction of Incorporation. Seller’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Seller’s jurisdiction of incorporation on the Effective Date is Michigan. Guarantor’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Guarantor’s jurisdiction of incorporation on the Effective Date is Michigan.
(k)    Location of Books and Records. The location where each Seller Party keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.
(l)    True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of the Seller Parties to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents are true and correct in all material respects. All written information furnished after the date hereof by or on behalf of the Seller Parties to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.
(m)    Financial Covenants. Guarantor’s consolidated Adjusted Tangible Net Worth is not less than the Minimum Adjusted Tangible Net Worth. The ratio of Guarantor’s consolidated Indebtedness to Adjusted Tangible Net Worth is not greater than the Maximum Leverage Ratio. Guarantor has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity that could be drawn against (taking into account required haircuts) under warehouse and repurchase facilities and under other financing arrangements in an amount equal to not less than the Minimum Liquidity Amount. If as of the last day of any calendar month within the mostly recently ended fiscal quarter of Guarantor, Guarantor’s consolidated Adjusted Tangible Net Worth was less than [***], or Guarantor, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], then Guarantor’s consolidated Net Income for such fiscal quarter before income taxes for such fiscal quarter shall not be less than [***].
(n)    ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no Seller Party or any of its ERISA Affiliates, sponsors, maintains, contributes or has any potential liability or obligation to any Plan.
(o)    True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator which is a Subsidiary of any Seller Party has been sold, transferred, conveyed and assigned to any Seller Party pursuant to a legal sale and such Qualified Originator retains no interest in such Loan.
(p)    No Burdensome Restrictions. No change in any Requirement of Law or Contractual Obligation of any Seller Party or any of its Subsidiaries after the date of this Agreement has a Material Adverse Effect.

(q)    Origination and Acquisition of Underlying Loans. Each of the Underlying Loans, except for Scratch and Dent Mortgage Loans, complies in all material respects with the representations and warranties listed in Schedule 1 to this Agreement and, only with respect to each Underlying Loan that is also a Scratch and Dent Mortgage Loan, Schedule 4 to this Agreement. The Participation Certificate is an Eligible Participation Certificate and the Participation Interests are Eligible Participations Interests.
(r)    [Reserved].
(s)    Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller Party is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of each Seller Party in accordance with GAAP) of each Seller Party and each Seller Party is and will be solvent, is and will be able to pay its debts as they mature and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Each Seller Party does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any Seller Party or any of its assets. No Seller Party is transferring any Loans with any intent to hinder, delay or defraud any of its creditors.
(t)    No Broker. No Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, or if any Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
(u)    MERS. Pledgor is a member of MERS in good standing.
(v)    Agency Approvals. Pledgor has all requisite Approvals and is in good standing with each Agency, HUD, FHA and VA, to the extent necessary to conduct its business as then being conducted, with no event having occurred which would make Pledgor unable to comply with the eligibility requirements for maintaining all such applicable Approvals.
(w)    [Reserved].
(x)    Servicing. Pledgor has adequate financial standing, servicing facilities, procedures and for the sound servicing of mortgage loans of the same types as may from time to time constitute Underlying Loans and in accordance with Accepted Servicing Practices.
(y)    No Reliance. Each Seller Party has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(z)    Plan Assets. No Seller Party is (i) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (ii) any “plan” defined in and subject to Section 4975 of the Code; or (iii) any entity or account whose assets include or are deemed to include “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more such employee benefit plans or plans. The Transactions either (x) are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA that is substantially similar to Section 406(a) of ERISA or Section 4975(c)(1)(A) – (D) of the Code (“Similar Law”), or (y) do not violate any such Similar Law.
(aa)    Sanctions. None of Seller, Guarantor nor any Subsidiaries or any Person directly or indirectly controlling Seller or Guarantor, nor to the knowledge of Seller or Guarantor, any Affiliates of Seller or Guarantor (i) is in violation of any Sanctions or (ii) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used, directly or indirectly, to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruptions Laws or Anti-Money Laundering Laws. None of Seller, Guarantor, any Subsidiaries or parents of Seller or Guarantor nor to the knowledge of Seller or Guarantor, any Affiliates of Seller or Guarantor (a) is controlled by or is acting on behalf of a Sanctioned Target, or (b) to the best knowledge of Seller or Guarantor after due inquiry, is under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions
(bb)    Anti-Money Laundering Laws and Anti-Corruption Laws. The operations of the Seller and Guarantor are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against either the Seller or Guarantor or to the knowledge of Seller or Guarantor any Affiliates of Seller or Guarantor.
(cc)    [Reserved].
(dd)    Status of Parties. Each Seller Party agrees that Buyer is not acting as a fiduciary for any Seller Party or as an advisor to any Seller Party in respect of this Agreement, the other Program Documents or the Transactions associated therewith.
13.    COVENANTS OF SELLER
Each Seller Party covenants and agrees with Buyer, only with respect to itself, that during the term of this Agreement:
(a)    Financial Statements and Other Information; Financial Covenants.
Subject to the provisions of Section 41 hereof, Seller shall cause Guarantor to deliver to Buyer:
(i)    As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, a certification in the form of Exhibit A attached hereto to the attention of [***], Telephone: [***], Email: [***] together with the unaudited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and of cash flows for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments and the absence of footnotes);
(ii)    As soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and of cash flows for Guarantor and its consolidated Subsidiaries for such year and including all footnotes thereto, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP; and
(iii)    Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor as Buyer may reasonably request:
Seller shall cause Guarantor to furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Guarantor on behalf of Guarantor in the form of Exhibit A hereto (each a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, as of the last day of the fiscal quarter or fiscal year for which financial statements are being provided with such certification, Guarantor is in compliance in all material respects with all provisions and terms of this Agreement and the other Program Documents and no Default or Event of Default has occurred under this Agreement which has not previously been waived, except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto).
(b)    Existence, Etc. Each Seller Party shall:
(i)    preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;
(ii)    comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws), whether now in effect or hereinafter enacted or promulgated in all material respects, in each case except to the extent a non-compliance would not result in a Material Adverse Effect;
(iii)    keep or cause to be kept in reasonable detail records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial condition and results of operations of Seller in accordance with GAAP consistently applied;

(iv)    not move its chief executive office or its jurisdiction of incorporation from the locations referred to in Section 12(j) unless it shall have provided Buyer thirty (30) Business Days written notice following such change; and
(v)    pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
(c)    Prohibition of Fundamental Changes. No Seller Party shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent, unless such merger, consolidation or amalgamation would not result in a Change of Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect (on either clause (i) or (ii)) with respect to such Seller Party. For the avoidance of doubt, no public offering of beneficial interests in any Seller Party or its Affiliates shall be deemed a violation of this provision unless such public offering (i) results in a Change of Control and (ii) has not been consented to by Buyer.
(d)    Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6(b) hereof.
(e)    Notices. Each Seller Party shall give notice to Buyer in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:
(i)    upon any Seller Party’s knowledge of any occurrence of any Default or Event of Default;
(ii)    unless otherwise disclosed to Buyer, there is no litigation or proceeding that is pending against any Seller Party in any federal or state court or before any Governmental Authority except for those disclosed to Buyer and those otherwise disclosed to Buyer, which, (i) would reasonably be expected to result in a levy on Guarantor’s assets in excess of [***] of Guarantor’s Adjusted Tangible Net Worth, or (ii) that questions or challenges the validity or enforceability of any of the Program Documents;
(iii)    any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Loans by Seller or the business operations of Seller, which, would reasonably be expected to result in a Material Adverse Effect with respect to any Seller Party;
(iv)    upon any Seller Party’s knowledge of any material penalties, sanctions or charges levied against such Seller Party or any adverse change in any material Approval status that would reasonably be expected to result in a Material Adverse Effect; and

(f)    Servicing. Except as provided in Section 40, no Seller Party shall permit any Person other than such Seller Party to service Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
(g)    Maintenance of Insurance. The Pledgor shall continue to maintain, for Seller and its Subsidiaries, with responsible companies, at its own expense, the Required Insurance Policy, in each case, in a form acceptable to Buyer, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Underlying Loans, with respect to any claims made in connection with all or any portion of the Underlying Loans.  Any such Required Insurance Policy shall protect and insure the Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Seller Employees, and such policies also shall protect and insure the Seller against losses in connection with the release or satisfaction of a Purchased Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 13(g) requiring such Required Insurance Policy shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Required Insurance Policy shall be at least equal to the Required Insurance Amount as set forth on the Pricing Side Letter.  Upon the request of the Buyer, the Seller shall cause to be delivered to the Buyer a certificate of insurance for such Required Insurance Policy and a statement from the insurer that such Required Insurance Policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Buyer.  Seller shall name Buyer as a loss payee under any applicable Fidelity Insurance Policy and as a direct loss payee with right of action under any applicable Errors and Omissions Insurance Policy or Professional Liability Insurance Policy.
(h)    Transactions with Affiliates. No Seller Party shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with a Subsidiary of such Seller Party, so long as such Person is directly or indirectly 100% owned by such Seller Party and included in consolidated financial statements of such Seller Party, (ii) such transaction is upon fair and reasonable terms no less favorable to such Seller Party than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, (iii) in the ordinary course of such Seller Party’s business (including a guaranty of Indebtedness entered into by a special purpose Subsidiary of such Seller Party, which Indebtedness would not have been prohibited by this Agreement if entered into by such Seller Party directly, or (iv) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 13(m) if it had been made as a distribution.
(i)    Defense of Title. Subject to the terms of the Intercreditor Agreement, no Seller Party warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever (other than any claim or demand related to any act or omission of Buyer, which claim or demand does not arise out of or relate to any breach or potential breach of a representation or warranty by such Seller Party under this Agreement).
(j)    Preservation of Purchased Items. Except as otherwise set forth under the Intercreditor Agreement, Seller Parties shall do all things necessary to preserve the Purchased Items and Residual Collateral so that such Purchased Items and Residual Collateral remain subject to a first priority perfected security interest hereunder.
(k)    No Assignment. Except as permitted by this Agreement, no Seller Party shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Section 13(k) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.
(l)    Limitation on Sale of Assets. No Seller Party shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired outside of the ordinary course of its business unless, following such Transfer, such Seller Party shall be in compliance with all of the other representations, warranties and covenants set forth in this Agreement.
(m)    Limitation on Distributions. Without Buyer’s consent, if an Event of Default has occurred and is continuing a (i) a [***] is outstanding, or (ii) due to a Seller Party’s failure to comply with [***], [***] or [***], (iii) due to an Event of Default under [***], [***] or [***] but only to the extent that such Event of Default under [***] or [***] is with respect to a material amount due under such section, then such Seller Party shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock of such Seller Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of sch Seller Party, provided however [***].
(n)    Maintenance of Liquidity. Pledgor shall ensure that, as of the end of each calendar month, Pledgor has, on a consolidated basis, cash and Cash Equivalents in an amount equal to not less than the Minimum Liquidity Amount.
(o)    Maintenance of Adjusted Tangible Net Worth. Seller shall cause Guarantor to maintain, as of the end of each calendar month, a consolidated Adjusted Tangible Net Worth not less than the Minimum Adjusted Tangible Net Worth.
(p)    Other Financial Covenants.
(i)    Maintenance of Leverage. Guarantor shall not, as of the end of each calendar month, permit the ratio of Guarantor’s consolidated Indebtedness to consolidated Adjusted Tangible Net Worth to be greater than the Maximum Leverage Ratio.
(ii)    Minimum Net Income. If as of the last day of any calendar month within a fiscal quarter of Guarantor, Guarantor’s consolidated Adjusted Tangible Net Worth is less than [***] or Guarantor, on a consolidated basis, has cash and Cash Equivalents in an amount that is less than [***], in either case, Guarantor’s consolidated Net Income for that fiscal quarter before income taxes for such fiscal quarter shall equal or exceed [***].
(q)    Servicing Transmission. Pledgor shall, upon Buyer’s request, provide to Buyer with a report, which report shall include among other items: (i) a summary of Pledgor’s delinquency and loss experience with respect to Loans serviced hereunder by Pledgor (including, in the case of such Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer with respect to the Loans.
(r)    Insurance. Pledgor or its Affiliates, will continue to maintain, for Pledgor, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.

(s)    Certificate of a Responsible Officer of Pledgor. At the time that Pledgor delivers financial statements to Buyer in accordance with Section 13(a) hereof, Pledgor shall forward to Buyer a certificate of a Responsible Officer of Pledgor which demonstrates that Pledgor is in compliance with the covenants set forth in Sections 13(n), (o), and (p) of this Agreement.
(t)    Takeout Payments. With respect to each Underlying Loan and the portion of each Security related to Underlying Loan subject to a Transaction, in each case that is subject to a Takeout Commitment, each Seller Party shall ensure that the related portion of the purchase price and all other payments under such Takeout Commitment to the extent related to Purchased Assets subject to a Transaction or such portion of each Security related to Purchased Assets subject to a Transaction shall be paid to Buyer (or its designee) in accordance with the Joint Account Control Agreement or the Joint Securities Account Control Agreement, as applicable. Unless subject to the Joint Account Control Agreement or Joint Securities Account Control Agreement, with respect to any Takeout Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) (or its successor form), such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule) (or their respective successor forms), as applicable, will be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer will have previously approved the related Payee Number in writing in its sole discretion; with respect to any Takeout Commitment with an Agency, the applicable agency documents will list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer (including pursuant to the terms of the Intercreditor Agreement), in Buyer’s sole discretion.
(u)    Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Underlying Loan, each Seller Party shall deliver (or cause the related Servicer or Subservicer to deliver) the Servicing Records of each Underlying Loan, to Buyer or its designee upon the termination of such Seller Party or Servicer as the servicer pursuant to Section 40.
(v)    Agency Audit. Each Seller Party shall at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal.
(w)    Illegal Activities. No Seller Party shall engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.
(x)    Agency Approvals; Servicing. To the extent previously approved and necessary for Pledgor to conduct its business in all material respects as it is then being conducted, Pledgor shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicers, and as a RHS lender and a RHS Servicer in each case in good standing (each such approval, an “Agency Approval”); provided, that should Pledgor decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), Pledgor shall be permitted to cease maintaining such approval (and references herein to such Agency shall be deemed automatically removed), so long as (i) Pledgor shall notify Buyer in writing, and (ii) Pledgor shall provide Buyer with written or electronic evidence that all applicable Purchased Assets are eligible for sale to another Agency.
(y)    Participation Agreements. No Seller Party shall amend, restate, supplement or otherwise modify any Participation Agreement without the prior written approval of the Buyer.

(z)    Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise made available: (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer or Seller to be in breach of any Sanctions. Seller or Guarantor shall notify the Buyer in writing not more than [***] after becoming aware of any breach of Section 13(aa) or this Section 13(z).
(aa)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(i)    The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose which would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(ii)    Seller and Guarantor shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(iii)    The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Program Agreement shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause Seller or Guarantor, or to the knowledge of Seller or Guarantor, any Affiliates of Seller or Guarantor to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(iv)    With respect to the Purchased Assets that were originated by Seller, Seller has conducted the customer identification and customer due diligence required in connection with the origination of each Purchased Asset for purposes of complying with all Anti-Money Laundering Laws and will maintain sufficient information to identify each such customer for purposes of such Anti-Money Laundering Laws.
(bb)    [Reserved].
(cc)    Buyer’s Policies and Procedures Manual. Seller shall comply in a reasonable timeframe with Buyer’s manual of procedures and policies, including, without limitation, any Mortgage Banker Finance Group guidelines (and any reasonable updates related thereto) (collectively, the “Manual”), as such Manual may be updated from time to time by Buyer in its sole discretion; provided that if Seller shall fail to comply with any material provisions of the Manual after written notice by Buyer that identifies the related breach of the Manual, Seller shall have [***] following such notice from Buyer to cure such breach to the reasonable satisfaction of Buyer. Buyer may amend the Manual in its sole discretion; provided that any such amendments will only apply to the parties hereto and any Transactions on or after the date such party receives written notice of such amendment, which notice may be via email. Notwithstanding anything in the Manual to the contrary, Seller shall not owe to Buyer any fees other than as set forth in the Program Documents. If the terms in the Manual are inconsistent with terms in this Agreement, this Agreement shall control.

14.    REPURCHASE DATE PAYMENTS
On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.
15.    REPURCHASE OF PURCHASED ASSETS
Upon discovery by Seller of a breach in any material respect of any of the representations and warranties set forth on Schedule 1, Schedule 2, Schedule 3 or Schedule 4 to this Agreement, Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. It is understood and agreed that the representations and warranties set forth in Schedule 1, Schedule 2, Schedule 3 or Schedule 4 to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Promptly following Seller’s discovery or Seller receiving notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Schedule 1, Schedule 2, Schedule 3 or Schedule 4 to this Agreement in any material respect, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, Seller shall cure such breach or delivery failure in all material respects. If within ten (10) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof, such breach or delivery failure has not been remedied by Seller in all material respects, Seller shall promptly (if requested by Buyer) upon receipt of written instructions from Buyer either (i) repurchase such Purchased Asset or Underlying Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Asset or Underlying Loan, as the case may be, by wire transfer to the account designated by Buyer, (ii) cause the release of particular Underlying Loan from the Participation Certificate or (iii) transfer Substitute Assets to Buyer, as provided in Section 16 hereof.
16.    SUBSTITUTION
Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute cash (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to Seller of such Purchased Assets (the “Reacquired Assets”) along with the other information to be provided with respect to the applicable Substitute Asset as described in the form of Transaction Notice. Upon substitution, the Substitute Assets shall be deemed to be Purchased Assets, the Reacquired Assets shall no longer be deemed Purchased Assets, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Assets and any Purchased Items solely related to such Reacquired Assets to Seller unless such termination and release would give rise to or perpetuate an unpaid, due and payable Margin Call. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.
17.    EVENTS OF DEFAULT
Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder, subject to any applicable cure periods to the extent such event is susceptible to being cured:
(a)    Payment Default. Seller defaults in the payment of any payment of Margin Deficit, Price Differential or Repurchase Price hereunder or under any other Program Document;

(b)    Representation and Covenant Defaults.
(i)    The failure of any Seller Party to perform, comply with or observe any term, representation, covenant or agreement applicable to such Seller Party in any material respect, in each case, after the expiration of the applicable cure period, if any, as specified in such covenant, contained in:
(A)    Section 13(b) (Existence) only to the extent relating to maintenance of existence; provided, that if any Seller Party provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or such failure shall be determined by Buyer in its good faith discretion to result in a Material Adverse Effect,
(B)    Section 13(c) (Prohibition of Fundamental Change),
(C)    Section 13(n) (Maintenance of Liquidity), provided any Seller Party shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(D)    Section 13(o) (Maintenance of Adjusted Tangible Net Worth), provided any Seller Party shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(E)    Section 13(p) (Other Financial Covenants), provided any Seller Party shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(F)    Section 13(t) (Takeout Payments); provided, that if any Seller Party provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or if such failure results in a Material Adverse Effect,
(G)    Section 13(w) (Illegal Activities), or
(ii)    (A) Any representation, warranty or certification made herein or in any other Program Document by any Seller Party or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall prove to have been false in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, or (B) any representation or warranty made by Seller in Section 12(o), Section 12(q), Schedule 1, Schedule 2, Schedule 3 or Schedule 4 to this Agreement shall prove to have been false in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, provided that each such breach of a representation or warranty made in Section 12(o), Section 12(q), Schedule 1, Schedule 2, Schedule 3 or Schedule 4 shall be considered solely for the purpose of determining the Market Value of the Loans affected by such breach, and shall not be the basis for declaring an Event of Default under this Agreement unless such Seller Party shall have made any such representations and warranties with actual knowledge by a Responsible Officer that they were materially false or misleading at the time made; and
(iii)    Any Seller Party fails to observe or perform, in any material respect, any other covenant or agreement contained in this Agreement (and not identified in clause 17(b)(i) of this Section) or any other Program Document and such failure to observe or perform is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer;
(c)    Judgments. Any final, judgment or judgments or order or orders for the payment of money is rendered against Pledgor in excess of [***] of Pledgor’s Adjusted Tangible Net Worth in the aggregate shall be rendered against Pledgor by one or more courts, administrative tribunals or other bodies having jurisdiction over Pledgor and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and Pledgor shall not, within said period of [***], or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(d)    Insolvency Event. Each Seller Party (i) discontinues or abandons operation of its business; (ii) fails generally to, or admits in writing its inability to, pay its debts as they become due; (iii) files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; (iv) consents to the filing of any petition against it under any such law; (v) consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for such Seller Party, or of all or any substantial part of its respective Property; (vi) makes an assignment for the benefit of its creditors; or (vii) has a proceeding instituted against it in a court having jurisdiction in the premises seeking (A) a decree or order for relief in respect of such Seller Party in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or (B) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of such Seller Party, or for any substantial part of its property, or for the winding-up or liquidation of its affairs (provided, however, if such proceeding or appointment is the result of the commencement of involuntary proceedings or the filing of an involuntary petition against such Person no Event of Default shall be deemed to have occurred under this clause (d) unless such proceeding or appointment is not stayed or dismissed within [***] after the initial date thereof;
(e)    Change of Control. A Change of Control of any Seller Party shall have occurred without the prior consent of Buyer, unless (i) waived by Buyer in writing, or (ii) such Change of Control is under clause (a) of the definition thereof and Seller shall have repurchased all Purchased Assets subject to Transactions within [***] thereof;
(f)    Liens. Except for the Liens contemplated under the Intercreditor Agreement, no Seller Party shall grant, or suffer to exist, any Lien on any Purchased Item or any Residual Collateral that has not been repurchased except the Liens permitted under the Program Documents and under the Intercreditor Agreement; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items and Residual Collateral that have not been repurchased in favor of Buyer or shall be Liens in favor of any Person other than Buyer or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Assets, Residual Collateral or Purchased Items purported to be covered hereby and that have not been repurchased, in each case (i) to the extent such Lien or failure is not cured within [***] following written notice from Buyer to a Responsible Officer of such Lien or failure and (ii) subject to the terms of the Intercreditor Agreement;
(g)    Going Concern. Guarantor’s audited financial statements delivered to Buyer shall contain an audit opinion that is qualified or limited by reference to the status of Guarantor as a “going concern” or reference of similar import;
(h)    Third Party Cross Default. Any “event of default” or any other default by Pledgor under any Indebtedness to which Pledgor is a party (after the expiration of any applicable grace or cure period under any such agreement) (x) owing to Buyer or its Affiliates or (y) individually in excess of [***] of Pledgor’s Adjusted Tangible Net Worth, which has resulted in the acceleration of the maturity of such other Indebtedness, provided that such default or “event of default” shall be deemed automatically cured and without any action by Buyer or Pledgor, if, within [***] after Pledgor’s receipt of notice of such acceleration, (A) the Indebtedness that was the basis for such default is discharged in full, (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default, or (C) such default has been cured and no “event of default” or any other default continues under such other Indebtedness; or
(i)    Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Seller Party or its Affiliates shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or such Seller Party or its Affiliates shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.
(j)    Failure to Transfer. A Seller Party fails to transfer the Purchased Assets to Buyer or make an Underlying Loan subject to the Participation Interest, in each case, on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price and such Purchase Price is in excess of [***]), in each case to the extent such failure is not cured within [***] after Seller’s receipt of written notice by Buyer of such failure.
An Event of Default shall be deemed to be continuing unless Buyer expressly waives such Event of Default or acknowledges that such Event of Default has been subsequently cured by Seller, in each case, in writing.
18.    REMEDIES
(a)    Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(d)), shall have the right to exercise any or all of the following rights and remedies:
(i)    Buyer has the right to cause the Repurchase Date for each Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction may be deemed immediately canceled). Buyer shall (except for deemed exercises) give written notice to Seller of the exercise of such option as promptly as practicable.
(A)    Seller’s obligations hereunder to repurchase all Underlying Loans at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all Underlying Loans, original papers, Servicing Records and files relating to the Underlying Loans subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Underlying Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee; provided, however, in the event that Seller repurchases any Underlying Loans pursuant to this Section 18(a)(i), Buyer shall deliver to Seller any and all original papers, records and files relating to such Underlying Loan then in its possession and/or control.
(B)    To the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection 18(a)(i)(A) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection 18(a)(ii) of this Section, and (iii) any other Purchased Items, Related Security or other assets of Seller held by Buyer and applied to the Obligation.
(C)    All Income actually received by Buyer pursuant to Section 7 or otherwise shall be applied to the aggregate unpaid Repurchase Price owed by Seller.
(ii)    Buyer shall have the right to, at any time on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 18(a)(i), (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets, including the Underlying Loans, the Residual Collateral and all other Purchased Items on a servicing released basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its reasonable good faith discretion elect, in lieu of selling all or a portion of such Purchased Assets, including the Underlying Loans, the Residual Collateral and all other Purchased Items or other assets of Seller held by Buyer in an amount equal to the Market Value of the Purchased Items (provided that Buyer shall solicit at least [***]) at the time of such sale against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets, Residual Collateral and the Purchased Items will be applied to the Obligations and Buyer’s related expenses as determined by Buyer in its reasonable good faith discretion. Buyer may purchase any or all of the Purchased Assets, including the Underlying Loans, the Residual Collateral and all other Purchased Items at any public or private sale.
(iii)    Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding section. Seller will be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of counsel (including the allocated costs of internal counsel of Buyer)) incurred in connection with or as a result of an Event of Default, (B) damages in an amount equal to the reasonable, documented, out-of-pocket cost of Buyer (including all fees, expenses, and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
(iv)    Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 20 hereof.
(v)    The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.
(vi)    To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) Business Days before such sale or other disposition.

(b)    Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.
(c)    Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Underlying Loans and all documents relating to the Underlying Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request; provided that if such records and documents also relate to mortgage loans other than the Underlying Loans, Buyer shall have a right to obtain copies of such records and documents, rather than originals.
(d)    Buyer shall have the right to direct all Persons servicing the Underlying Loans to take such action with respect to the Underlying Loans as Buyer determines appropriate and as is consistent with the Servicer’s obligations and applicable law.
(e)    In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
(f)    Except as otherwise expressly provided in this Agreement or by applicable law, Buyer shall have the right to exercise any of its rights and/or remedies immediately upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, with notice to Seller, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.
(g)    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law (and absent any willful misconduct or gross negligence of Buyer), any defense (other than a defense of payment or performance) Seller might otherwise have arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(h)    Seller shall cause all sums received by Seller after and during the continuance of an Event of Default with respect to the Purchased Assets to be deposited with such Person as Buyer may direct after receipt thereof. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this paragraph 18(h) is at a rate equal to the Post-Default Rate and all reasonable costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Assets, conduit advances and payments for mortgage insurance.
19.    DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
No failure on the part of Buyer to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. An Event of Default will be deemed to be continuing unless expressly waived by Buyer in writing.
20.    NOTICES AND OTHER COMMUNICATIONS
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by Electronic Transmission or email) delivered to the intended recipient at the address of such Person set forth in this Section 20 below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission or email or delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
If to Buyer:
Wells Fargo Bank, N.A.
c/o Wells Fargo Securities LLC
550 S. Tryon Street
MAC D1086-051
Charlotte, North Carolina 28202
Telephone: [***]
Attn: [***]
Email: [***]
If to Seller:
RCKT Mortgage SPE-B, LLC
1050 Woodward Avenue
Detroit, Michigan 48226
Attention: [***]
Telephone No.: [***]
Telecopier No.: [***]
Email: [***]

With a copy to:

Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan, 48226

Email: [***]
If to Pledgor:
Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan 48226
Attention: [***]
Telephone No.: [***]
Telecopier No.: [***]
Email: [***]

With a copy to:

Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan, 48226
Email: [***]

21.    USE OF EMPLOYEE PLAN ASSETS
No assets of an employee benefit plan subject to any provision of ERISA shall be used by Buyer in a Transaction.
22.    INDEMNIFICATION AND EXPENSES
(a)    Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, and documented and out-of-pocket costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all such Indemnified Party’s reasonable documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.
(b)    Seller agrees to pay all of Buyer’s reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel to Buyer) incurred by it in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay all of the documented out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) filing fees and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to this Section 22 and Section 41 hereof but excluding pre-closing upfront diligence (including legal and credit diligence); provided, however, that the aggregate amount of such costs and expenses referred to in clauses (i) and (ii) of this sentence and incurred after the Effective Date shall not exceed [***] per annum; provided that after the occurrence of an Event of Default, such limitation on amounts shall not be applicable. Buyer shall deliver to Seller copies of documentation supporting any of the foregoing demands on Seller’s request. Seller, Buyer, and each Indemnified Party also agree not to assert any claim against the others or any of their Affiliates, or any of their respective officers, directors, members, managers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(c)    If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer (including without limitation by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to Seller hereunder), in its sole discretion and Seller shall remain liable for any such payments by Buyer (except those that are paid by Seller, including by netting against any Purchase Price). No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents (except those that are paid by Seller, including by netting against any Purchase Price).
(d)    Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 22 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
(e)    The obligations of Seller from time to time to pay the Repurchase Price and all other amounts due under this Agreement are full recourse obligations of Seller.
(f)    Seller hereby expressly waives, to the fullest extent permitted by law, any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.
(g)    This Section 22 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
23.    REIMBURSEMENT
All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto or Buyer or an Indemnified Party is grossly negligent or engages in willful misconduct relating thereto).

24.    FURTHER ASSURANCES
Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to grant, preserve, protect and perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.
25.    TERMINATION
This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination. Seller’s obligations under Section 5, Section 12, Section 22, and Section 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.
26.    SEVERABILITY
If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.
27.    BINDING EFFECT; GOVERNING LAW
This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AS WELL AS 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
28.    AMENDMENTS
Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement imposing obligations on Seller or granting rights to Buyer may be waived by Buyer.
29.    SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
30.    CAPTIONS
The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
31.    COUNTERPARTS
This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. Documents executed, scanned and transmitted electronically, and electronic signatures, shall be deemed original signatures for purposes of this Agreement and any related documents and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement and any related document may be accepted, executed or agreed to through use of an electronic signature in accordance with applicable eCommerce Laws. Any document accepted, executed or agreed to in conformity with such eCommerce Laws, by one or both parties, will be binding on both parties the same as if it were physically executed. Each party consents to the commercially reasonable use of third party electronic signature capture service providers and record storage providers.
32.    SUBMISSION TO JURISDICTION; WAIVERS
EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MICHIGAN, AND APPELLATE COURTS FROM ANY THEREOF;
(B)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 20 OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND
(D)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
33.    SINGLE PURPOSE ENTITY
Except as contemplated by this Agreement and any other Program Document, Seller shall (i) own no assets, and shall not engage in any business, other than the assets and transactions contemplated by this Agreement and any other Program Document, (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than as otherwise permitted under this Agreement, (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the purchase of Loans under the Program Documents, (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (v) comply with the provisions of its governing documents, (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its governing documents without the prior written consent of Buyer, (vii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law); (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, (x) not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (xi) not commingle its funds or other assets with those of any Affiliate or any other Person (other than ordinary course commingling of funds, which commingled funds are promptly remitted to the appropriate account of Seller as set forth herein) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (xii) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (xiii) not hold itself out to be responsible for the debts or obligations of any other Person, (xiv) not, without the prior unanimous written consent of all of its members take any act of insolvency and when voting on such matters the members shall consider only the interests of Seller, including its creditors, (xv) not enter into any transaction with any Affiliate (other than the Program Documents) except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (xvi) use separate stationery, invoices and checks bearing its own name, (xvii) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate, and (xviii) not pledge its assets to secure the obligations of any other Person (other than pursuant to the Program Documents).
34.    ACKNOWLEDGEMENTS
Seller hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents;
(b)    Buyer has no fiduciary relationship to Seller; and
(c)    no joint venture exists between Buyer and Seller.
35.    HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS AND RESIDUAL COLLATERAL
(a)    Subject to the terms of this Section 35, Buyer shall have free and unrestricted use of all of the Purchased Items and Residual Collateral and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or Residual Collateral or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Items or Residual Collateral. Unless an Event of Default shall have occurred and be continuing, no such pledge or other action under this Section 35 shall relieve Buyer of its obligations under the Program Documents, including, without limitation, Buyer’s obligation to transfer Purchased Assets to Seller and Residual Collateral to Pledgor pursuant to the terms of the Program Documents, its obligation to return to Seller or Pledgor, as the case may be, the exact Purchased Assets and the related Purchased Items and Residual Collateral and not substitutes therefor. As a condition to any action by Buyer under this Section 35, prior to an Event of Default, Buyer shall cause any third party pledgee or other counterparty to any other action under this Section 35 (a “Repledgee”) to agree to return such Purchased Assets and Residual Collateral to Seller or Pledgor, as applicable, and facilitate Buyer’s return of such Purchased Assets and Residual Collateral to Seller and Pledgor, as applicable, pursuant to this Agreement) and to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to the Program Documents. As a condition to any action by Buyer under this Section 35, prior to an Event of Default, Buyer shall (i) cause Repledgee (other than a Repledgee that is a Federal Reserve Bank) to receive notice of Seller’s and Pledgor’s rights to the Purchased Items and Residual Collateral, respectively, as applicable, and agree to subordinate its rights to any Purchased Items and Residual Collateral, as the case may be, to Seller’s and Pledgor’s rights under this Agreement against Buyer to such Purchased Items and Residual Collateral, (ii) not permit the obligations to any Repledgee secured by any Purchased Asset (including any Purchased Items) and Residual Collateral to exceed its Repurchase Price, and (iii) agree and cause the Repledgee to agree to allow Seller to direct payment of the Repurchase Price to the Repledgee and get a release of the related Purchased Items and Residual Collateral, as the case may be, upon receipt of such payment. Nothing contained in this Agreement obligates Buyer to segregate any Purchased Assets or Purchased Items or Residual Collateral delivered to Buyer by Seller or Pledgor, as applicable.
36.    ASSIGNMENTS
(a)    Seller and Pledgor may assign any of its rights or obligations hereunder only with the prior written consent of Buyer. Buyer may from time to time, with the consent of Seller and Pledgor which shall not be unreasonably withheld, conditioned or delayed assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Buyer and the applicable assignee in form and substance acceptable to Buyer, Seller and Pledgor (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. On the effective date of any such assignment, (A) such assignee will be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the related rights and obligations of Buyer hereunder, and (B) Buyer will, to the extent of such rights and obligations so assigned, be released from its obligations (but not its rights to the extent such rights are intended to survive any such assignment) hereunder and under the Program Documents; provided that, the consent of the Seller and Pledgor shall not be required if an Event of Default has occurred and is continuing or with respect to assignments by Buyer to its Affiliates.
(b)    Buyer may furnish any information concerning Seller, Pledgor or any of its Subsidiaries in the possession of Buyer from time to time to assignees (including prospective assignees) only after notifying Seller and Pledgor in writing and securing signed confidentiality agreements (in a form mutually acceptable to Buyer and Seller) and only for the sole purpose of evaluating assignments and for no other purpose.
(c)    Upon Seller’s and Pledgor’s consent to an assignment, Seller and Pledgor agree to reasonably cooperate with Buyer in connection with any such assignment, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment.
(d)    Buyer, solely for this purpose as non-fiduciary agent of Seller and Pledgor, shall maintain a register (the “Register”) on which it will record each assignment hereunder and each Assignment and Acceptance. The Register will include the name and address of Buyer (including all assignees and successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register will be conclusive absent manifest error. The Register shall be available for inspection by Seller and Pledgor, at any reasonable time and from time to time upon reasonable prior notice. Seller and Pledgor shall treat each Person whose name is recorded in the Register as a Buyer for all purposes of this

Agreement; provided however, that any failure to make any such recordation, or any error in such recordation shall not affect the obligations of Seller or Pledgor in respect of such rights. This Section 36(d) is intended to comprise a book entry system within the meaning of U.S. Treasury Regulation Section 5f.103-1(c) that is the exclusive way for Buyer (or any of its assignees or successors) to transfer an interest under this Agreement and these provisions shall be interpreted in a manner consistent with and so as to effect such intent.
37.    SINGLE AGREEMENT
Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder; (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted; and (iii) to promptly provide notice to the other after any such set off or application.
38.    INTENT
(a)    The parties recognize that each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, that each of the Transactions hereunder and this Agreement is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code and that each of the Transactions hereunder and this Agreement is a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.
(b)    The parties hereto agree and intend that each Underlying Loan shall constitute a “mortgage loan” or an “interest in a mortgage loan” as such terms are used in the Bankruptcy Code.
(c)    Without limiting the generality of the foregoing, the parties recognize and intend that each Transaction is a “repurchase transaction” or “reverse repurchase transaction” on “mortgage loans” or “interests” in “mortgage loans” (as such terms are used in section 741(7) of the Bankruptcy Code).
(d)    Each party hereto further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement, any credit enhancement provided herein or in connection herewith or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code.
(e)    It is understood that Buyer’s right to liquidate Purchased Items, the related Underlying Loans and the Residual Collateral delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.
(f)    Section 8 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
(g)    The parties further agree and intend that (i) for so long as Buyer is a “financial institution,” “financial participant” or another entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements” pursuant to Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code; (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 42 hereof is a contractual right as described in Bankruptcy Code Section 561; and (iii) any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 101(38), (51A), 741(5) and 741(8).
(h)    The parties hereby intend and agree that each of the Guaranty and the pledge of the related credit enhancement in Section 8 hereof constitutes a “credit enhancement” related to the Program Documents under the definitions of “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, and “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code.
(i)    Each party further agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
(j)    The parties hereby intend and agree that any provisions hereof or in any other document, agreement or instrument that are related in any way to the servicing of the individual Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.
39.    CONFIDENTIALITY
(a)    To effectuate this Agreement, Buyer and Seller Parties may disclose to each other certain confidential or proprietary information relating to the parties’ operations, computer systems, technical data, financial data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of any party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) among the parties and any individual or entity relating to any of their business operations. With respect to Confidential Information, each of the parties hereby agrees, except as otherwise expressly permitted in this Agreement:
(i)    not to use the Confidential Information except in furtherance of this Agreement;
(ii)    to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature;
(iii)    not to disclose Confidential Information to anyone other than its Affiliates and its and their employees, officers, directors, legal counsel, accountants and auditors (collectively, its “Representatives”) with a need to have access to the Confidential Information and who are informed by the disclosing party of the confidential or proprietary nature of the Confidential Information and who are directed by such party to treat the Confidential Information in a manner consistent with the terms of this Section 39, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party (and such is not otherwise subject to a duty of confidentiality); (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party; and
(iv)    to advise its Representatives (and if applicable, Buyer Third-Party Recipients (as defined below)) who are informed of the matters that are the subject of this Agreement, that the United States securities laws prohibit any individual who has received from an issuer of securities material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such other individual is likely to purchase or sell such securities in reliance upon such information.
(b)    Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Seller Parties with (i) a Representative of Buyer who Buyer determines should be made aware of the Confidential Information in connection with Buyer’s engagement by Seller Parties; provided that, any such sharing of Confidential Information with a Representative of Buyer conforms to the requirements of Section 39(c) of this Agreement; (ii) any prospective or actual assignee, participant or repledgee to assist such Person in determining whether to enter into an assignment, participation, repurchase or Transaction in connection with the Program Documents; (iii) any hedge counterparty to the extent necessary to obtain any hedging in connection with the Transactions under the Program Documents; and (iv) any Person that provides or intends to provide liquidity to Buyer to further the Transactions set forth in the Program Documents (the Persons identified in clauses (ii)-(iv), the “Buyer Third-Party Recipients”); provided that, in the case of clauses (ii) through (iv), (A) such Person agrees to be bound by this covenant of confidentiality, or is otherwise subject to confidentiality restrictions no less strict than those set forth in this Section 39 and (B) other than during the occurrence and continuation of an Event of Default, with respect to Confidential Information consisting of (x) non-public financial information of any Seller Party, including, without limitation, the contents of the financial reporting exhibits and schedules attached to this Agreement containing an MNPI legend affixed by any Seller Party (as may be modified from time to time by Seller), (y) non-public personal information (as defined in Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) of an obligor with respect to an underlying asset and (z) non-public, non-financial information pertaining to any Seller Party that either (1) relates to developments or strategic initiatives, including but not limited to potential or actual acquisitions, divestitures and other strategic transactions, partnerships or initiatives; material or new product developments; material changes in management or organizational structure, material investigations or non-routine examinations from regulators and any other developments which materially affect any Seller Party’s financial condition or prospects, or (2) is designated in writing by any Seller Party as constituting material non-public information, in each case, such Confidential Information in clauses (x)-(z) (“Special Confidential Information”) shall not be shared with a Buyer Third-Party Recipient without the advance written consent of Seller Parties (which may be provided by e-mail), which consent is not to be unreasonably withheld and shall, once given, extend to all such Special Confidential Information in relation to the applicable Buyer Third-Party Recipient to the extent that such additional material is provided solely for the purposes specified in clauses (ii) – (iv) above. Notwithstanding anything to the contrary set forth herein, any Seller Party’s limited consent to share Special Confidential

Information with a Buyer Third-Party Recipient shall terminate immediately and be of no further force or effect upon the earlier of: (i) the date that Buyer abandons all further initiatives to consummate a transaction contemplated in clauses (ii) – (iv) above with such Buyer Third-Party Recipient, but in any event no later than one year after the date such limited consent was granted by any Seller Party, (ii) the termination of any transaction or series of transactions that, pursuant to their terms, require Buyer to forward such Special Confidential Information to such Buyer Third-Party Recipient or (iii) the termination of the Program Documents (each of the events described in clauses (i) - (iii), a “Consent Termination Event”). Upon the occurrence of a Consent Termination Event, Buyer shall (i) subject to applicable law, rule and regulation and Buyer’s document retention policies and procedures, promptly return to any Seller Party or destroy all copies of the Special Confidential Information in its possession, and (ii) instruct recipients of such Special Confidential Information that their confidentiality obligations with respect to such Special Confidential Information survive the Consent Termination Event. In addition, upon reasonably prompt prior written notice to Seller and Pledgor, Buyer may share any Confidential Information, to the extent permitted by law, of Seller Parties to the extent requested by any Governmental Authority or if compelled by law, rule, regulation or order of a court or other regulatory body.
(c)    In addition, the Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by any Seller Party in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to any Seller Party’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), Seller Parties shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), Seller Parties shall not file any of the Program Documents other than this Agreement with the SEC or state securities office unless Seller Parties have (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) redacted all pricing information and other commercial terms.
(d)    If any party or any of its Representatives breaches its respective duty of confidentiality under this Agreement, the non-breaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief. For the avoidance of doubt, each of Buyer and Seller Party shall be solely responsible for any breaches of confidentiality by any of its respective Representatives and in the case of Buyer, Buyer shall also be solely responsible for any breaches of confidentiality by Buyer Third-Party Recipients.
40.    SERVICING
(a)    Subject to subsection (d) below, Pledgor covenants to maintain or cause the servicing of the Purchased Assets to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement, if any. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof of Buyer pursuant to subsection (g) below, (ii) the date on which all the Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.

(b)    During the period Pledgor is servicing the Purchased Assets for Buyer, (i) Pledgor agrees that Buyer is the owner of all Servicing Records relating to Purchased Assets that have not been repurchased, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Pledgor grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets that have not been repurchased and all Servicing Records to secure the obligation of Pledgor or its designee to service in conformity with this Section 40 and any other obligation of Pledgor to Buyer. At all times during the term of this Agreement, Pledgor covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s reasonable request. It is understood and agreed by the parties that prior to an Event of Default, Pledgor, as servicer shall retain the servicing fees with respect to the Purchased Assets.
(c)    If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Pledgor (a “Subservicer”), or if the servicing of any Purchased Asset is to be transferred to a Subservicer, Pledgor shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least one (1) Business Day prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, Pledgor shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans, which consent may not unreasonably be withheld or delayed.
(d)    After the Purchase Date, until the Repurchase Date, Pledgor will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, except as required by law, Agency Guidelines, FHA Regulations, requirements for VA Loans, Rural Housing Service Regulations, Accepted Servicing Practices, any Program Documents or other requirements, and Pledgor will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement or any Program Document, including, without limitation, Section 16 of this Agreement.
(e)    Pledgor shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time Pledgor’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Pledgor has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of Pledgor, Pledgor shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.
(f)    Pledgor retains no economic rights to the servicing of the Purchased Assets; provided that Pledgor shall continue to service the Purchased Assets hereunder as part of its Obligations hereunder. As such, Pledgor expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis. At the request of Buyer, Pledgor will furnish to Buyer monthly electronic Loan performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).
(g)    The Pledgor’s rights and obligations to interim service the Underlying Loans shall terminate on the twentieth (20th) day of each calendar month (and if such day is not a Business Day, the next succeeding Business Day), unless otherwise directed in writing by the Buyer prior to such date. For purposes of this provision, notice provided by electronic mail shall constitute written notice. For the avoidance of doubt, this clause (g) shall no longer apply to any Underlying Loan that is repurchased in full by Seller in accordance with the provisions of this Agreement and therefore is no longer subject to a Transaction. Upon termination, the Servicer shall transfer servicing, including, without limitation, delivery of all servicing files to the designee of the Buyer. The Pledgor’s delivery of servicing files shall be in accordance with Accepted Servicing Practices. The Seller and Pledgor shall have no right to select a subservicer or successor servicer. After the servicing terminates and until the servicing transfer date, the Pledgor shall service the Underlying Loans in accordance with the terms of this Agreement and for the benefit of the Buyer. Servicer shall hold or cause to be held all Escrow Payments collected with respect to the Purchased Assets it is subservicing on behalf of Buyer in segregated accounts for the sole benefit of the Mortgagors and shall apply the same for the purposes for which such funds were collected. If Servicer should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Purchased Assets it is subservicing on behalf of Buyer, Pledgor shall promptly notify Buyer.
41.    PERIODIC DUE DILIGENCE REVIEW
Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets and Seller, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Days’) prior notice to Seller (provided that upon the occurrence of an Event of Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller and/or the Custodian. Provided that no Event of Default has occurred and is continuing, Buyer agrees that it shall exercise commercially reasonable efforts, in the conduct of any such due diligence, to minimize any disruption to Seller’s normal course of business. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new broker’s price opinions, new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. Buyer may underwrite such Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Purchased Assets for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise. Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 41 shall be paid by Seller subject to the limitations of Section 22(b) of this Agreement and that, unless an Event of Default has occurred and is continuing, Buyer shall be limited to one (1) on-site visits in any calendar year unless agreed to by Seller.
42.    SET-OFF
In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller (except for such notice and right to cure as may be specifically provided hereunder in connection with certain Events of Default), any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Seller only to the extent specifically relating to this Agreement, the other Program Documents or the Transactions described hereunder. Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer to Seller, against all of Seller’s obligations to Buyer, under this Agreement or under any other Program Documents, if such obligations of Seller are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
43.    ELECTRONIC SIGNATURES.
If any party executes this Agreement or any other related document via electronic signature, (i) such party's creation and maintenance of such party's electronic signature to this Agreement or related document and such party’s storage of its copy of the fully executed Agreement or related document will be in compliance with applicable eCommerce Laws to ensure admissibility of such electronic signature and related electronic records in a legal proceeding, (ii) such party has controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, §201 of E-SIGN and §16 of UETA, regarding such party’s electronic signature to this Agreement or related document and the records, including electronic records, retained by such party will be stored to prevent unauthorized access to or unauthorized alteration of the electronic signature and associated records, and (iii) such party has controls and systems in place to provide necessary information, including, but not limited to, such party’s business practices and methods, for record keeping and audit trails, including audit trails regarding such party’s electronic signature to this Agreement or related documents and associated records.
44.    RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES
(a)    In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Program Documents, and any interest and obligation in or under this Agreement and/or the Program Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Program Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Program Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Program Documents were governed by the laws of the United States or a state of the United States.
(c)    Capitalized terms used in this Section 44 but not otherwise defined herein have the meanings set forth below:
(i)    “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(ii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 47.2, 252.81 or 382.1, as applicable.
(iii)    “U.S. Special Resolution Regime” mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title 11 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
45.    ENTIRE AGREEMENT
This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party hereto.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

RCKT MORTGAGE SPE-B, LLC, as Seller

By: /s/ William Banfield Name: William Banfield Title: Authorized Representative

ROCKET MORTGAGE, LLC, as Pledgor

By: /s/ Panayiotis Mareskas Name: Panayiotis Mareskas Title: Treasurer

WELLS FARGO BANK, N.A., as Buyer

By: /s/ Alexandria Caruso Name: Alexandria Caruso Title: Vice President

[Signature Page to Master Repurchase Agreement and Securities Contract]

Schedule 1
REPRESENTATIONS AND WARRANTIES RE: UNDERLYING LOANS
Underlying Loans
For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to a Loan if and when Pledgor has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Loan. Pledgor represents and warrants to Buyer that as to each Loan, except for any Loan that is a Scratch and Dent Mortgage Loan, that is subject to a Transaction hereunder, Pledgor hereby makes the following representations and warranties to Buyer as of the Purchase Date and as of each date such Loan is subject to a Transaction:
(a)    Loans as Described. The information set forth in the Loan Schedule with respect to the Loan is complete, true and correct in all material respects as of the Purchase Date.
(b)    Payments Current. No payment required under the Loan is [***] or more delinquent nor has any payment under the Loan been [***] or more delinquent at any time since the origination of the Loan.
(c)    No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and, other than with respect to Second Lien Loans, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds (for Loans other than Cooperative Loans) has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable and delinquent. Pledgor has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Loan (other than a Second Lien Loan), except for interest accruing from the date of the Note or date of disbursement of the Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest.
(d)    Original Terms Unmodified. The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian or to such other Person as Buyer shall designate in writing, and the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, if any, to the extent required by the policy, and, with respect to RHS Loans, has been approved by the RHS to the extent required by the Rural Housing Service Guaranty, and its terms are reflected on the Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and with respect to any RHS Loan, the RHS to the extent required by the Rural Housing Service Guaranty, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as Buyer shall designate in writing and the terms of which are reflected in the Loan Schedule.
(e)    No Defenses. The Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the

Schedule 1-1

operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Loan was originated.
(f)    Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property (other than Mortgaged Property subject to a Second Lien Loan) are insured by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or Pledgor’s Underwriting Guidelines. With respect to Mortgaged Property subject to a Second Lien Loan, on the origination date such Mortgaged Property was covered by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or Pledgor’s Underwriting Guidelines. If required by the Flood Disaster Protection Act of 1973, as amended, the related Mortgaged Property is covered by a flood insurance policy meeting the applicable requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the applicable Agency, FHA, VA, RHS or HUD guidelines or Pledgor’s Underwriting Guidelines. All individual insurance policies (other than individual insurance policies relating to Second Lien Loans) contain a standard mortgagee clause naming Pledgor and its successors and assigns as mortgagee, and all premiums due and owing thereon have been paid. The Mortgage (other than Mortgages related to Second Lien Loans) obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Pledgor has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, to Pledgor’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Pledgor, in any case, to the extent it would impair coverage under any such policy.
(g)    Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, anti-predatory lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, equal credit opportunity, mortgage reform and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of such Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Pledgor shall maintain in its possession, available for Buyer’s inspection, evidence of compliance with all requirements set forth herein.

Schedule 1-2

(h)    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest), in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination or rescission (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest) other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Loan to fail to satisfy the applicable Agency Guidelines. Pledgor has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has Pledgor waived any default resulting from any action or inaction by the Mortgagor.
(i)    Valid Lien. Each Mortgage is a valid and subsisting First Lien (or with respect to a Second Lien Loan, a Second Lien) on a single parcel or multiple contiguous parcels of real estate included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Loan, which exceptions are generally acceptable to prudent mortgage lending companies, the exceptions set forth below and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject to:
(i)    the lien of current real property taxes and assessments not yet delinquent.
(ii)    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;
(iii)    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not prevent realization of the full benefits of any Rural Housing Service Guaranty; and
(iv)    with respect to Second Lien Loans, the related first lien Mortgage.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting, enforceable and First Lien and first priority security interest (or with respect to a Second Lien Loan, Second Lien) on the property described therein and Pledgor has full right to pledge and assign the same to Buyer.
(j)    Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Loan are genuine (or in the case of an eNote, the copy of the eNote transmitted to Custodian’s eVault is the Authoritative Copy), and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Note, the Mortgage

Schedule 1-3

and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by other the applicable related parties. No fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Loan or in any mortgage or flood insurance, if applicable, in relation to such Loan. Pledgor has reviewed all of the documents constituting the Mortgage File and has made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein.
(k)    Full Disbursement of Proceeds. The Loan has been closed and the proceeds of the Loan have been fully disbursed to or for the account of the Mortgagor and there is no further requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage (excluding refunds that may result from escrow analysis adjustments).
(l)    Ownership. Pledgor is the sole owner and holder of the Participation Interest and the indebtedness evidenced by each Note and upon the sale of the Participation Interest to Buyer, Seller shall retain or cause Pledgor to retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, Buyer or Buyer’s designee, in trust for the purpose of servicing and supervising the servicing of each Loan. Each sale of the Loan from any prior owner or Pledgor was in exchange for fair equivalent value, and the prior owner or Pledgor, as applicable, was solvent both prior to and after the transfer and had sufficient capital to pay and was able to pay its debts as they would generally mature. Immediately prior to the transfer and assignment to the Buyer as of the origination date, the Loan, including the Note and the Mortgage, was not subject to an assignment or pledge, and Pledgor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Loan to the Buyer free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest. Pledgor has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Loan pursuant to this Agreement and following the sale of the Loan, the Buyer will own such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. Pledgor intends to relinquish all rights to possess, control and monitor the Loan, except for purposes of servicing the Loan as set forth in this Agreement.
(m)    Doing Business. All parties which have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state, or (E) not otherwise required to be qualified to do business in such state.
(n)    Title Insurance. Other than with respect to a Cooperative Loan, the Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans or reverse mortgage loans, as applicable, in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or with respect to any Loan for which the related Mortgaged Property is located in California a

Schedule 1-4

CLTA lender’s title insurance policy, or other generally acceptable form of policy, wrapper or insurance acceptable to the applicable Agency, FHA, VA, RHS or HUD or (iii) with respect to Second Lien Loans, a property report that includes a title insurance wrapper, and each such title insurance policy or title insurance wrapper is issued by a title insurer acceptable to the applicable Agency, FHA, VA, RHS or HUD and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Pledgor, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage in the original principal amount of the Loan, subject only to the exceptions contained in clauses (i), (ii), (iii) and (iv) of paragraph (i) of this Schedule 1, and in the case of Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Pledgor, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including Pledgor, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Pledgor.
(o)    No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Pledgor nor any of its predecessors, have waived any default, breach, violation or event which would permit acceleration.
(p)    No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal to, the lien of the related Mortgage.
(q)    Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except those which are insured against by the related title insurance policy. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.
(r)    Origination. The Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Loan commenced no more than 60 days after funds were disbursed in connection with the Loan. The Mortgage Interest Rate as well as the lifetime rate cap and the periodic

Schedule 1-5

cap are as set forth on the Loan Schedule, as applicable. The Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each date on which an adjustment to the Mortgage Interest Rate with respect to each Loan becomes effective, with interest calculated and payable in arrears, sufficient to amortize the Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Note is no more than 60 days from the date of the Note.
(s)    Payment Provisions. Principal payments on the Loan commenced no more than sixty days after the proceeds of the Loan were disbursed. With respect to each Loan, the Note is payable on the first day of each month in Monthly Payments. The Note does not permit negative amortization. There are no convertible Loans which contain a provision allowing the Mortgagor to convert the Note from an adjustable interest rate Note to a fixed interest rate Note.
(t)    Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on a Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Loan will be able to deliver good and merchantable title (subject to in the case of a Second Lien Loan, the first lien Mortgage of the first lien related thereto) to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee's sale or the right to foreclose on the related Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption.
(u)    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices and servicing used by Pledgor with respect to each Note and Mortgage are in compliance in all material respects with Accepted Servicing Practices and applicable law. The Loan has been serviced by Pledgor and any predecessor servicer in accordance with the terms of the Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Pledgor and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. Each escrow of funds that has been established is not prohibited by applicable law. No escrow deposits or Escrow Payments or other charges or payments due Pledgor have been capitalized under the Mortgage or the Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid on escrowed funds pursuant to state, federal and local law has been properly paid and credited.
(v)    Conformance with Underwriting Guidelines and Agency Guidelines. The Loan was underwritten in accordance with the applicable Agency Guidelines or Underwriting Guidelines. The Note and Mortgage (exclusive of any riders), except with respect to Second Lien Loans, are on forms similar to those used by or acceptable to the applicable Agency, FHA, VA or HUD, as applicable, and Pledgor has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used. If the Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

Schedule 1-6

(w)    No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (i) above.
(x)    Appraisal. Unless the applicable Agency, FHA, VA, RHS or HUD requires otherwise, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit which satisfied the applicable standards of Fannie Mae and Freddie Mac and was made and signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Pledgor or the originator of the Loan, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Agency, FHA, VA, RHS or HUD and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Loan was originated. With respect to Second Lien Loans, a Review Appraisal (or a full evaluation or appraisal of the related Mortgaged Property meeting the requirements set forth by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, in the case of Loans with an origination principal balance in excess of $250,000) approved by Buyer in its sole discretion was conducted and executed prior to the funding of such Second Lien Loan by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan secured thereby, and whose compensation is not affected by the approval of disapproval of the Second Lien Loan. Pledgor makes no representation or warranty regarding the value of the Mortgaged Property or Cooperative Unit.
(y)    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(z)    Delivery of Mortgage Documents. The Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial Agreement for each Loan (other than Wet-Ink Loans) have been delivered to the Custodian, and Control of any eMortgage Loan that is an Underlying Loan has been transferred to the Custodian as agent for Buyer, except as otherwise provided in the Custodial Agreement. Pledgor is, or an agent of Pledgor is, in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian and except as otherwise provided in the Custodial Agreement.
(aa)    No Buydown Provisions; No Graduated Payments or Contingent Interests. Except for Loans made in connection with employee relocations, no Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Pledgor, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. Except for Loans made in connection with employee relocations, the Loan is not a graduated payment Loan and the Loan does not have a shared appreciation or other contingent interest feature. Such employee relocation Loans are identified on the related Loan Schedule.
(bb)    Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials to the extent required by applicable law

Schedule 1-7

with respect to the making of fixed rate Loans and adjustable rate Loans and rescission materials with respect to refinanced Loans. Pledgor shall maintain such statement in the Mortgage File.
(cc)    No Construction Loans. No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property.
(dd)    Acceptable Investment. To Pledgor’s actual knowledge, there are no specific circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that are reasonably expected to (i) cause private institutional investors which invest in loans similar to the Loan, to regard the Loan as an unacceptable investment, or (ii) adversely affect the value of the Loan in comparison to similar loans.
(ee)    LTV, PMI Policy. Except as approved by one of the Agencies, FHA, VA, RHS or HUD, no Loan (other than a Second Lien Loan) has an LTV greater than 100% and no Second Lien Loan has a Combined LTV greater than 90%. If required by the applicable Agency, FHA, VA, RHS or HUD, the Loan is insured by a PMI Policy. All provisions of any PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Loan as set forth on the Loan Schedule is net of any such insurance premium.
(ff)    Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.
(gg)    No Equity Participation. No document relating to the Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Pledgor does not own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(hh)    Proceeds of Loan. The proceeds of the Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Pledgor, except in connection with a refinanced Loan.
(ii)    Origination Date. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.
(jj)    No Exception. Custodian has not noted any material Exceptions on a Custodial Loan Transmission with respect to the Loan which would materially adversely affect the Loan or Buyer’s interest in the Loan.
(kk)    Occupancy of Mortgaged Property or Cooperative Unit. The occupancy status of the Mortgaged Property or Cooperative Unit is in accordance with Agency Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property or Cooperative Unit and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

Schedule 1-8

(ll)    Transfer of Loans. Except with respect to Loans registered with MERS and Cooperative Loans, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each Cooperative Loan, the UCC-3 assignment is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.
(mm)    Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. With respect to each Loan other than a Cooperative Loan or a Second Lien Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency, FHA, VA, RHS or HUD, as applicable. The consolidated principal amount does not exceed the original principal amount of the Loan.
(nn)    No Balloon Payment. No Loan has a balloon payment feature.
(oo)    Condominiums/ Planned Unit Developments. If the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to the applicable Agency, FHA, VA, RHS or HUD or (ii) located in a condominium or planned unit development project which has received project approval from the applicable Agency, FHA, VA, RHS or HUD. The representations and warranties required by the applicable Agency, FHA, VA, RHS or HUD with respect to such condominium or planned unit development have been satisfied and remain true and correct.
(pp)    Downpayment. The source of the down payment with respect to each Loan has been verified in accordance with applicable Agency Guidelines.
(qq)    Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened in writing for the total or partial condemnation of the Mortgaged Property or Cooperative Unit. The Mortgaged Property or Cooperative Unit is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Loan or the use for which the premises were intended and each Mortgaged Property or Cooperative Unit is in good repair.
(rr)    No Violation of Environmental Laws. To the knowledge of Pledgor, there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. To the knowledge of Pledgor, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue.
(ss)    Location and Type of Mortgaged Property. Other than with respect to a leasehold estate, the Mortgaged Property is a fee simple property located in the state identified in the Loan Schedule. Any Mortgaged Property that is a leasehold estate meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable. The Mortgaged Property consists of a single parcel or multiple contiguous parcels of real property with a detached single family residence erected thereon, a townhouse, a Manufactured Home, or a Cooperative Unit in a Cooperative Project or a two to four-family dwelling, or an individual condominium in a low rise or high-rise condominium, or an individual unit in a planned unit development or a de minimis planned unit development and that no residence or dwelling

Schedule 1-9

is a mobile home, provided, however, that any condominium or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Agency Guidelines. The Mortgaged Property is not raw land. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and no portion of the Mortgaged Property is storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
(tt)    Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the mortgagee thereunder.
(uu)    Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified Pledgor, and Pledgor has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(vv)    No Denial of Insurance. No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, primary mortgage guaranty insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Pledgor or any designee of Pledgor or any corporation in which Pledgor or any officer, director, or employee had a financial interest at the time of placement of such insurance.
(ww)    Leaseholds. With respect to any ground lease to which a Mortgaged Property is subject, (1) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the servicing file, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File, (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Purchase Date, (4) the Mortgagor enjoys quiet and peaceful possession of the leasehold estate, subject to any sublease, (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances that, with the passage of time or the giving of notice, or both, would result in a default under such ground lease, (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed, (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Purchase Date pursuant to the terms of such ground lease, (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease, (9) the ground lease term extends, or is automatically renewable, for at least five years after the maturity date of the Note; (10) Buyer has the right to cure defaults on the ground lease and (11) the ground lease meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable.
(xx)    Prepayment Penalty. No Loan is subject to a prepayment penalty.

Schedule 1-10

(yy)    Predatory Lending Regulations; High Cost Loans. No Loan (i) is classified as a High Cost Loan, or (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions).
(zz)    Tax Service Contract. Except with respect to any Second Lien Loan, Pledgor has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Loan and such contract is assignable without penalty, premium or cost to Buyer.
(aaa)    Flood Certification Contract. Pledgor has obtained a life of loan, transferable flood certification contract for each Loan and such contract is assignable without penalty, premium or cost to Buyer.
(bbb)    Recordation. Each original Mortgage was recorded or has been sent for recordation, and, except for those Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded or sent for recordation in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Mortgagor, or is in the process of being recorded.
(ccc)    Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.
(ddd)    Single-Premium Credit Life Insurance. In connection with the origination of any Loan, no proceeds from any Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Pledgor as a condition of obtaining the extension of credit. No proceeds from any Loan were used at the closing of such loan to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Loan.
(eee)    FHA Mortgage Insurance, VA Loan Guaranty, Rural Housing Service Guaranty. With respect to each Agency Eligible Loan that is an FHA Loan, the FHA Mortgage Insurance Contract is, or when issued will be, in full force and effect and to Pledgor’s knowledge, there exists no circumstances with respect to such FHA Loan that would permit the FHA to deny coverage under such FHA Mortgage Insurance. With respect to each Agency Eligible Loan that is a VA Loan, the VA Loan Guaranty Agreement is, or when issued will be, in full force and effect. With respect to each Agency Eligible Loan that is a RHS Loan, the Rural Housing Service Guaranty is, or when issued will be, in full force and effect. With respect to each Agency Eligible Loan that is a USDA Loan, the loan guaranty certificate is, or when issued will be, in full force and effect. All necessary steps on the part of Pledgor have been taken to keep such guaranty or insurance valid, binding and enforceable and to Pledgor’s knowledge, each is the binding, valid and enforceable obligation of the FHA, the VA and the RHS, respectively, without currently applicable surcharge, set off or defense.
(fff)    Qualified Mortgage. Each Loan satisfied the following criteria: (i) such Loan is a Qualified Mortgage (other than a Permitted Non-Qualified Mortgage Loan), and (ii) such Loan is supported by documentation that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable.
(ggg)    Permitted Non-Qualified Mortgage Loans. With respect to each Permitted Non-Qualified Mortgage Loan, there are no actions, suits, arbitrations, investigations or proceedings pending

Schedule 1-11

or threatened against Pledgor that questions or challenges the compliance of any Permitted Non-Qualified Mortgage Loan with the Ability to Repay Rule. Prior to the origination of each Permitted Non-Qualified Mortgage Loan, if required pursuant to applicable law, Pledgor or the related Qualified Originator, as applicable, made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Permitted Non-Qualified Mortgage Loan, according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation). In addition, if required pursuant to applicable law with respect to any Permitted Non-Qualified Mortgage Loan underwritten pursuant to any “Asset Qualification” or “Asset Utilization” program, such Permitted Non-Qualified Mortgage Loan considered and includes the calculations used to determine Mortgagor’s “debt-to-income ratio” or “residual income” in the underwriting process and such calculation are included in the Documentation Capsule. The Mortgage File for each Permitted Non-Qualified Mortgage Loan contains all necessary third-party records and other evidence and documentation to demonstrate such compliance by the related Permitted Non-Qualified Mortgage Loan with 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation) (the “Documentation Capsule”). If required pursuant to applicable law, Pledgor shall provide in connection with the delivery of each Permitted Non-Qualified Mortgage Loan a Documentation Capsule in the related Mortgage File and related Servicing File that fully documents how each Permitted Non-Qualified Mortgage Loan meets the ability to repay requirements of 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation). If applicable, the related Documentation Capsule shall contain all reasonably reliable third party records used by Pledgor to prove that each Permitted Non-Qualified Mortgage Loan complies with the ability to repay requirements of 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation). If applicable, the related Documentation Capsule shall also include an evidentiary summary cover checklist that specifically enumerates each of the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation), and summarizes how each element of the checklist is satisfied by the Permitted Non-Qualified Mortgage Loan which shall be certified by either (A) Pledgor’s (or other applicable Qualified Originator’s) underwriter or (B) the credit officer of Pledgor (or other applicable Qualified Originator’s) involved in the origination of such Permitted Non-Qualified Mortgage Loan (the “ATR Checklist”).
(hhh)    Patriot Act. To Seller’s knowledge, Seller has complied with the Patriot Act in all material respects and no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in material violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.
(iii)    Cooperative Loans. With respect to each Cooperative Loan, Pledgor represents and warrants:
(1)    the Cooperative Loan is secured by a valid, subsisting, enforceable and perfected first lien on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Loan, subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law. Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein

Schedule 1-12

and Pledgor has full right to sell and assign the same to Buyer. The Cooperative Unit was not, as of the date of origination of the Cooperative Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.
(2)    (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.
(3)    There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”). The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.
(4)    There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.
(5)    The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii) transact the business in which it is now engaged. The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which is now engaged.
(6)    The Cooperative Corporation complies in all material respects with all applicable legal requirements. The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.
(7)    The Cooperative Note, the Security Agreement, the Cooperative Shares, the Proprietary Lease or occupancy agreement, and any other documents required to be delivered under the Custodial Agreement for each Cooperative Loan have been delivered to Custodian, except as otherwise provided in the Custodial Agreement.
(8)    The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.

Schedule 1-13

(9)    As of the date of origination of the Cooperative Loan, the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located or as provided in the applicable Agency, FHA, VA, RHS or HUD guidelines.
(jjj)    RHS Loans. With respect to each RHS Loan:
(1)    All parties which have had any interest in such RHS Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) Rural Housing Service Approved Lenders;
(2)    The Mortgage is guaranteed by the RHS to the maximum extent permitted by law and all necessary steps have been taken to make and keep such guaranty valid, binding and enforceable and the applicable guaranty agreement is the binding, valid and enforceable obligation of the RHS, to the full extent thereof, without surcharge, set-off or defense;
(kkk)    In the case of a RHS Loan, no claim for guarantee has been filed;
(1)    No Loan is (a) a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA vendee loan;
(2)    Neither Pledgor, its servicer, nor any prior holder or servicer of the Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the RHS; and
(3)    All actions required to be taken by Pledgor or the related Qualified Originator (if different from Pledgor) to cause Buyer, as owner of the RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.
(lll)    CEMA Loans. With respect to each Loan which is a CEMA Loan, Pledgor or Servicer has possession or control of, and maintains in its Servicing Records, the originals of each promissory note or other evidence of indebtedness related to such CEMA Loan (other than CEMA Consolidated Notes which have been delivered to the Custodian), including, without limitation all previous promissory notes or other evidence of indebtedness referenced in the Consolidation, Extension and Modification Agreement or CEMA Consolidated Note and any gap, new money or other similar promissory notes or other evidence of indebtedness of the related mortgagor/borrower. The Consolidation, Extension and Modification Agreement complies with all applicable laws and is in a form generally acceptable for sale in the secondary market.
(mmm)    eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
(i)    the eNote bears a digital or electronic signature;
(ii)    the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

Schedule 1-14

(iii)    there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC or Section 16 of the UETA, as applicable, that is held in the eVault;
(iv)    the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
(v)    the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;
(vi)    the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;
(vii)    the Master Servicer Field status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Pledgor the Subservicer Field status of the eNote on the MERS eRegistry (i) reflects, if there is a third-party subservicer, such subservicer’s MERS Org ID or (ii) if there is not a subservicer, is blank;
(viii)    There is no Control Failure, eNote Replacement Failure or Unauthorized Servicing Modification with respect to such eNote;
(ix)    the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;
(x)    there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and
(xi)    there is no paper copy of the eNote in existence nor has the eNote been papered-out.
(nnn)    MERS Compliance. With respect to Loans that are eMortgage Loans, Pledgor is in compliance in all material respects with the rules and procedures of MERS in connection with the maintenance of the related eNotes on the MERS eRegistry for as long as such Loans are so registered. Seller shall ensure that Buyer will be named as the “interim funder” with MERS for each MERS Loan.
(ooo)    Remote Online Notarization. If such Loan was originated using remote online notarization, such Loan complies with the requirements and/or guidelines of the Agencies related to remote online notarization. Promptly following Buyer’s request, Seller has provided Buyer with a copy of any recordings of such remote online notarizations if such documentation is recorded, and has ensured that any such recordings will be transferred to, or available for access by, Buyer or its designees upon the occurrence of an Event of Default hereunder.
(ppp)    Loan-to-Value – Jumbos; Seconds. The Loan-to-Value Ratio for each Jumbo Loan and each Second Lien Loan is within the limits set forth in the Underwriting Guidelines, in effect at the time of origination of such Jumbo Loan or Second Lien Loan.

Schedule 1-15

SCHEDULE 2
REPRESENTATIONS AND WARRANTIES RE: PARTICIPATION CERTIFICATE
As to each Participation Certificate that is subject to any Transaction outstanding on a Purchase Date, the Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and at all times a Participation Certificate is subject to a Transaction.
(a)    As of the related Purchase Date, and at all times when a Participation Certificate is subject to a Transaction, the Participation Certificate constitutes 100% of the beneficial interests in the Underlying Loans allocated to such Participation Certificate.
(b)    Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Buyer, Seller has good and marketable title to, and is the sole owner and holder of, the Participation Certificate, and Seller is transferring such Participation Certificate free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Certificate. Upon consummation of the purchase contemplated to occur in respect of such Participation Certificate, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Certificate free and clear of any pledge, lien, encumbrance or security interest and upon each of (x) the filing of a financing statement covering such Participation Certificate in the State of Delaware and naming Seller as debtor and Buyer as secured party and (y) delivery of the Participation Certificate to Buyer (or its designee), the Lien granted pursuant to the Repurchase Agreement will constitute a valid, perfected first priority Lien on such Participation Certificate in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase such Participation Certificate from Seller.
(c)    No Fraud. No fraudulent acts were committed by any Relevant Party or any of their respective Affiliates in connection with the issuance of such Participation Certificate.
(d)    No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Certificate, or (ii) non-monetary default, breach, violation or event exists with respect to such Participation Certificate, which, in the cases of clauses (i) and (ii), with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Participation Certificate.
(e)    No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Participation Certificate and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
(f)    Power and Authority. Seller has full right, power and authority to sell and assign the related Participation Certificate, and such Participation Certificate has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(g)    Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Participation Certificate, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of the related Participation Certificate, for Buyer’s exercise of any rights or remedies in respect of such Participation Certificate or for Buyer’s sale, pledge or other disposition of such Participation Certificate.

Schedule 2-1

No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Certificate.
(h)    No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller are required for any transfer or assignment by the holder of such Participation Certificate to the Buyer.
(i)    No Litigation. No Responsible Officer of Seller has received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind related to such Participation Certificate for which the holder of such Participation Certificate is or would be likely to become obligated.
(j)    Eligible Certificates as Securities. Each Participation Certificate that is subject to a Transaction constitutes a “security” as that term is defined in Section 8-102 of the Uniform Commercial Code and that the Participation Certificate be governed by Article 8 of the Uniform Commercial Code.

Schedule 2-2

SCHEDULE 3
REPRESENTATIONS AND WARRANTIES RE: PARTICIPATION INTERESTS
As to each Participation Interest that is subject to any Transaction outstanding on a Purchase Date, Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and at all times a Participation Interest is subject to a Transaction.
(a)    Compliance with Law. Each Participation Interest complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Participation Interest.
(b)    Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Buyer thereof, the Seller had good and marketable title to, and was the sole owner and holder of, the Participation Interests, and Seller is transferring such Participation Interests free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Interests. Upon consummation of the purchase contemplated to occur in respect of such Participation Interests, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Interests free and clear of any pledge, lien, encumbrance or security interest and upon the filing of a financing statement covering the Participation Interests in the State of Delaware and naming Seller as debtor and Buyer as secured party, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on the Participation Interests in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase the Participation Interests from Seller.
(c)    No Fraud. No fraudulent acts were committed by Seller or any of their respective Affiliates in connection with the issuance of such Participation Interests.
(d)    No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Interests, (ii) non-monetary default, breach or violation exists with respect to such Participation Interests, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Participation Interests.
(e)    No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Participation Interests and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
(f)    Power and Authority. Seller has full right, power and authority to sell and assign such Participation Interests, and such Participation Interests have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(g)    Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Program Documents governing such Participation Interests, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Participation Interests, for Buyer’s exercise of any rights or remedies in respect of such Participation Interests or for Buyer’s sale, pledge or other disposition of such Participation Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase

Schedule 3-1

option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Interests.
(h)    No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment by the holder of such Participation Interests to the Buyer.
(i)    No Litigation. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interests is or may become obligated.
(j)    Duly and Validly Issued. The Participation Interests are duly and validly issued and the ownership of each Participation Interest is reflected in the participation interest register maintained by Pledgors.
(k)    No Notices. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interests is obligated.

Schedule 3-2

SCHEDULE 4
REPRESENTATIONS AND WARRANTIES RE: SCRATCH AND DENT MORTGAGE LOANS
Only with respect to each Underlying Loan that is also a Scratch and Dent Mortgage Loan subject to a Transaction hereunder or unless as otherwise disclosed by Pledgor to Buyer in the Loan Schedule, Pledgor shall be deemed to make the representations and warranties set forth below in this Schedule 4 to Buyer as of the Purchase Date and as of each date such Underlying Loan that is a Scratch and Dent Mortgage Loan is subject to a Transaction. For the avoidance of doubt, the representations and warranties included in Schedule 1 to this Agreement shall not apply to any Loan that is a Scratch and Dent Mortgage Loan. This Schedule 4 shall only apply to the extent the Underlying Loan is a Scratch and Dent Mortgage Loan.
(a)    Loan Schedule. To the best of Pledgor’s knowledge, the information contained in the related Loan Schedule is true and accurate.
(b)    No Completed Modifications. The terms of the Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, the substance of which waiver, alteration or modification is reflected on the Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in material part, except in connection with an assumption agreement which is part of the Mortgage File and the terms of which are reflected in the Loan Schedule.
(c)    Mortgage Not Satisfied. The Mortgage has not been satisfied, canceled, subordinated or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in material part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission other than pursuant to a written agreement or instrument contained in the related Mortgage File or as otherwise described in the Loan Schedule.
(d)    Enforceable Lien; Permitted Encumbrances. Each Mortgage is a valid, subsisting and enforceable lien as set forth on the Loan Schedule on the Mortgaged Property, including all buildings and all improvements on the Mortgaged Property. Such lien is subject only to (i) the lien of current real property taxes and assessments not yet due and payable or of past-due real property taxes due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally or referred to in the lender’s title insurance policy or title opinion issued in connection with the original loan made with respect to the related Mortgaged Property, (iii) liens relating to the costs of clean-up of hazardous wastes, blight or other environmental protection purposes and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Notwithstanding anything herein to the contrary, Pledgor makes no representation or warranty as to the existence or priority of any homeowners’ association liens.
(e)    Genuine and Binding Documents. The Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, or other similar laws of general applicability relating to or affecting creditors’ rights generally and the application of general principles of equity.
(f)    No Litigation. Except as disclosed in the Mortgage File, to the best of Pledgor’s knowledge, there is no pending litigation involving Pledgor and/or related to any Underlying Loan that could

Schedule 4-1

affect Buyer’s right, title or interest therein or the priority of the Mortgage on the underlying Mortgaged Property, other than any claim or counterclaim arising out of any foreclosure, bankruptcy or any litigation relating to any related Underlying Loan.
(g)    Pledgor is Sole Owner and has Good Title. Immediately prior to the transfer of the Participation Interests secured by the Underlying Loans to Seller, Pledgor is the sole owner and holder of the Underlying Loan, and the Underlying Loan is not assigned or pledged to any other Person. Immediately prior to the transfer of the Participation Interests secured by the Underlying Loans to Buyer, Pledgor has good title to the Underlying Loan and has full right to transfer, sell, and assign the Participation Interests secured by the Underlying Loans to Seller, free and clear of any all liens, claims and encumbrances on the Underlying Loan. The transfer of the Participation Interests secured by the Underlying Loans from Pledgor to Seller is in exchange for fair and equivalent value and Seller was solvent both prior to and after the transfer and had sufficient capital to pay and was able to pay if debts as they would generally mature.
(h)    Underlying Loans have been Serviced in Compliance with Law; No Fraud. The servicing of each Underlying Loan by Pledgor complied (i) in all material respects with Accepted Servicing Practices and (ii) with the terms of the related Note. No material fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Loan or in any mortgage or flood insurance, if applicable, in relation to such Loan.
(i)    Patriot Act. To the Pledgor’s knowledge, Pledgor has complied with the Patriot Act in all material respects and no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.
(j)    Ability to Repay. To Pledgor’s knowledge, before originating the Mortgage Loan, the originator made a reasonable and good faith determination that the borrower would have a reasonable ability to repay the loan according to its terms, in accordance with the “ability to repay” standards of the federal Truth in Lending Act, 15 U.S.C. 1639c(a), and Regulation Z, 12 C.F.R. 1026.43, as may be amended from time to time.
(k)    Appraisal. Unless the applicable Agency, FHA, VA, RHS or HUD requires otherwise, and to Pledgor’s knowledge, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit which satisfied the applicable standards of Fannie Mae and Freddie Mac and was made and signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Pledgor or the originator of the Loan, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Loan was originated. Pledgor makes no representation or warranty regarding the value of the Mortgaged Property or Cooperative Unit.
(l)    Delivery of Mortgage Documents. The Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial Agreement for each Loan have been delivered to the Custodian, and Control of any eMortgage Loan that is an Underlying Loan has been transferred to the Custodian as agent for Buyer, except

Schedule 4-2

as otherwise provided in the Custodial Agreement. To the best of the Pledgor’s knowledge, the Pledgor is, or an agent of Pledgor is, in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian and except as otherwise provided in the Custodial Agreement.

Schedule 4-3

EXHIBIT A
COMPLIANCE CERTIFICATE
I, _______________________, _______________________ of Rocket Mortgage, LLC (the “Pledgor”), do hereby certify that as of the last calendar day of the fiscal [quarter/year] for which financial statements are being provided with this certification:
(i)    Pledgor is in compliance with all provisions and terms of the Master Repurchase Agreement and Securities Contract, dated as of October 2, 2024, among Wells Fargo Bank, N.A., RCKT Mortgage SPE-B, LLC and Pledgor (as amended, restated, supplemented or otherwise modified from time to time, “Agreement”) and the other Program Documents;
(ii)    no Default or Event of Default has occurred and is continuing thereunder which has not previously been disclosed or waived[, except as specified below;] [If any Default or Event of Default has occurred and is continuing, describe the same in reasonable detail and describe the action Pledgor has taken or proposes to take with respect thereto];
(iii)    [Pledgor’s consolidated Adjusted Tangible Net Worth is not less than [***]. The ratio of Pledgor’s consolidated Indebtedness to Adjusted Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than [***]. Pledgor has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than [***]. If as of the last day of any calendar month within the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification, Pledgor’s consolidated Adjusted Tangible Net Worth was less than [***] or Pledgor, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], in either case Pledgor’s consolidated Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification before income taxes for such fiscal quarter was not less than [***].]
(iv)    the detailed summary on Schedule 1 hereto of Pledgor’s compliance with the financial covenants in clause (iv) hereof, is true, correct and complete in all material respects.
Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

A-1-1

IN WITNESS WHEREOF, I have signed this certificate.
Date:             , 202__

ROCKET MORTGAGE, LLC

By:
Name:
Title:

A-1-2

Schedule 1 to Quarterly Certification
Calculation of Financial Covenants as of _______
Liquidity:

Cash	$
plus
Cash Equivalents	$
Total	$
Minimum Liquidity Amount	[***]
COMPLIANCE	PASS	FAIL

Adjusted Tangible Net Worth:

Consolidated Net Worth (total assets over total liabilities)	$
Less
Book value of all investments in non-consolidated subsidiaries	$
Less
goodwill	$
research and development costs	$
Trademarks	$
trade names	$
Copyrights	$
Patents	$
rights to refunds and indemnification	$
unamortized debt discount and expense	$
[other intangibles, except servicing rights]	$
Total	$
Minimum Adjusted Tangible Net Worth Amount	[***]
COMPLIANCE	PASS	FAIL

Leverage:

Consolidated Indebtedness	$
Divided by
Adjusted Tangible Net Worth	$
Ratio
Maximum Leverage Amount	[***]
COMPLIANCE	PASS	FAIL

A-1-3

Net Income:

Adjusted Tangible Net Worth as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Cash and Cash Equivalents as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification	[Only applicable if both of the prior two conditions is met.] $

Total
Net Income requirement	[***]
COMPLIANCE PASS FAIL NOT APPLICABLE

A-1-4

EXHIBIT B
FORM OF INSTRUCTION LETTER
__________ __, 202_
___________________, as Subservicer/Additional Collateral Servicer
____________________
____________________
Attention: _______________

Re:    Master Repurchase Agreement and Securities Contract, dated as of October 2, 2024, among Wells Fargo Bank, N.A. (“Buyer”), Rocket Mortgage, LLC (“Pledgor”) and RCKT Mortgage SPE-B, LLC (the “Seller”)

Ladies and Gentlemen:

As [sub]servicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Assets”) pursuant to that Servicing Agreement, between you and the undersigned Pledgor, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Pledgor has sold Participation Interests in such Eligible Assets to Seller and Seller has sold such interests to Buyer pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as October 2, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Buyer, Pledgor and Seller. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.
You agree to service the Eligible Assets in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between you and Buyer.
Upon your receipt of written notification by Buyer that an Event of Default has occurred under the Agreement and identifying the then-current Eligible Assets (the “Default Notice”), you, as [Subservicer] [Additional Collateral Servicer], hereby agree to remit all payments or distributions made with respect to such Eligible Assets, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:
Bank:         [___________]
ABA: [___________]
A/C: [___________]
A/C Name:    [___________]
FFC:        [___________]
FFC A/C:    [___________]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer instructs you in writing otherwise.

B-1

You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, you shall (x) follow the instructions of Buyer with respect to the Eligible Assets and deliver to a Buyer any information with respect to the Eligible Assets reasonably requested by such Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between you and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in your favor (or the favor of any third party claiming through you) under any other agreement or arrangement between you and Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by you prior to such Event of Default or otherwise owed to you in respect of the period of time prior to such Event of Default.
Notwithstanding anything to the contrary herein or in the Servicing Agreement, with respect to those Eligible Assets marked as “Servicing Released” on Schedule 1 (the “Servicing Released Assets”), you are hereby instructed to service such Servicing Released Assets for a term (the “Servicing Term”) commencing as of the date such Servicing Released Assets become subject to a purchase transaction under the Agreement. The Servicing Term shall terminate upon the occurrence of any of the following events: (i) such Servicing Released Asset is not repurchased by Seller on the Repurchase Date under the Agreement, or (ii) you shall have received a written termination notice from Buyer at any time with respect to some or all of the Servicing Released Assets being serviced by you (each, a “Servicing Termination”). In the event of a Servicing Termination, you hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Assets to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee. The transfer of servicing and such records by you shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).
Further, you hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority in your place and stead and in your name or in Buyer’s own name, following any [Servicer Termination Event] with respect solely to the Servicing Released Assets that are subject to such Servicer Termination Event, to direct any party liable for any payment under any such Servicing Released Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on your behalf, you hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Assets.
This instruction letter may not be amended or superseded without the prior written consent of Buyer. Buyer is a beneficiary of all rights and obligations of the parties hereunder.

[NO FURTHER TEXT ON THIS PAGE]

B-2

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [__________].

Very truly yours,

RCKT MORTGAGE SPE-B, LLC

By:_______________________________
Name:
Title:

Acknowledged and Agreed as of this __ day of ___________, 202__:

[SUBSERVICER] [ADDITIONAL COLLATERAL SERVICER]

By:________________________________
Name:
Title:

B-3

EXHIBIT C
BUYER’S WIRE INSTRUCTIONS

For Cash:        Bank:         Wells Fargo Bank, N.A.
ABA: [***]
A/C: [***]
A/C Name:    Mid Cap Settlements
Ref:        Rocket Mortgage October 2, 2024

C-1

EXHIBIT D
FORM OF SECURITY RELEASE CERTIFICATION

[_____], 2024
[___________]
[___________]
[___________]
[___________]

    Re:    Security Release Certification

In accordance with the provisions below and effective as of ___[DATE]________ [ ] (“[ ]”) hereby relinquishes any and all right, title and interest it may have in and to the Loans described in Annex A attached hereto upon purchase of a participation interest thereof by Wells Fargo Bank, N.A. (“Buyer”) from RCKT Mortgage SPE-B, LLC (“Seller”) named below pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as of October 2, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) as of the date and time of receipt by [ ] of an amount at least equal to the amount then due to [ ] as set forth on Annex A for such Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Loans have been delivered and shall be released to Seller named below or its designees as of the Date and Time of Sale. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Name and Address of Lender:

        [Custodian]
        [ ]
        For Credit Account No. [ ]
        Attention: [ ]
        Phone: [ ]
        Further Credit – [ ]

[NAME OF WAREHOUSE LENDER]

By:________________________________
Name:
Title:

D-1

Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Loans to Buyer, the security interests in the Loans released by the above named corporation comprise all security interests in any and all such Loans. Seller warrants that, as of such time, there are and will be no other security interests in any or all of such Loans.

RCKT MORTGAGE SPE-B, LLC

                        By:__________________________________
                        Name:
                        Title:

D-2

ANNEX TO SECURITY RELEASE CERTIFICATION
[List of Loans and amounts due]

D-3

EXHIBIT E
FORM OF POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that [SELLER/PLEDGOR] (the “[Seller/Pledgor]”) hereby irrevocably constitutes and appoints Wells Fargo Bank, N.A. (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of [Seller/Pledgor] and in the name of [Seller/Pledgor] or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of the Master Repurchase Agreement and Securities Contract, dated October 2, 2024, by and among RCKT Mortgage SPE-B, LLC, Rocket Mortgage, LLC, and Buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), including, without limitation, protecting, preserving and realizing upon the Purchased Assets (as defined in the Repurchase Agreement), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Purchased Assets, to accomplish the purposes of the Repurchase Agreement, and to file such financing statement or statements relating to the Purchased Assets as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, [Seller/Pledgor] hereby gives Buyer the power and right, on behalf of [Seller/Pledgor], without assent by, but with notice to, [Seller/Pledgor], subject to the terms of the Repurchase Agreement, to do the following:
(a)    in the name of [Seller/Pledgor], or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to the Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;
(b)    to pay or discharge taxes and liens levied or placed on or threatened against the Purchased Assets;
(c)    (i) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (v) to defend any suit, action or proceeding brought against [Seller/Pledgor] with respect to any Purchased Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and [Seller/Pledgor]’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as [Seller/Pledgor] might do;
(d)    for the purpose of carrying out the transfer of servicing with respect to the Purchased Assets from [Seller/Pledgor] to a successor servicer appointed by Buyer in its sole discretion

E-1

and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, [Seller/Pledgor] hereby gives Buyer the power and right, on behalf of [Seller/Pledgor], without assent by [Seller/Pledgor], to, in the name of [Seller/Pledgor] or its own name, or otherwise, prepare and send or cause to be sent (i) Section 404 Notices (as defined in the Repurchase Agreement) and/or (ii) “good-bye” letters to all mortgagors under the Purchased Assets, transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion;
(e)    for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.
[Seller/Pledgor] hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised pursuant to the terms of the Repurchase Agreement.
[Seller/Pledgor] also authorizes Buyer, subject to the terms of the Repurchase Agreement, from time to time, to execute, in connection with any sale of Purchased Assets provided for in Section 19 of the Repurchase Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.
The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to [Seller/Pledgor] for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, [SELLER/PLEDGOR] HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF BUYER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE EXERCISE OF THE POWERS GRANTED TO IT HEREUNDER.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

E-2

IN WITNESS WHEREOF, [Seller/Pledgor] has caused this power of attorney to be executed and [Seller/Pledgor]’s seal to be affixed this _________ day of _________, 20___.
[SELLER/PLEDGOR] ([Seller/Pledgor])
By:
Name
Title:

Acknowledgment of Execution by [Seller/Pledgor] (Principal):
STATE OF __________     )
     )    ss.:
COUNTY OF __________     )
On the ______ day of ______________, 20___ before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as for [Seller/Pledgor] and that by his signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

___________________________
Notary Public
Print name:
Notary Public, State of
County of
Acting in the County of
My Commission expires

E-3